Exhibit 99.2

STOCK PURCHASE AGREEMENT

By and Between

EL PASO CGP COMPANY
(Seller)

and

TRANSMONTAIGNE PRODUCT SERVICES INC.
(Buyer)

Covering the Acquisition of

Coastal Fuels Marketing, Inc.,
and
Coastal Tug and Barge, Inc.

January 13, 2003

-i-

(continued)

-ii-

(continued)

-iii-

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of January 13, 2003 is by and between EL PASO CGP COMPANY, a Delaware corporation (the “Seller”) and TRANSMONTAIGNE PRODUCT SERVICES INC., a Delaware corporation (the “Buyer”). The Seller and the Buyer are sometimes referred to collectively herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Coastal Fuels Marketing, Inc., a Florida corporation (“Coastal Fuels”), is a Subsidiary of the Seller,

WHEREAS, Coastal Tug & Barge, Inc., a Florida corporation (“Coastal Tug”), is a Subsidiary of the Seller,

WHEREAS, Coastal Fuels and Coastal Tug (collectively referred to herein as the “Acquired Companies” and, individually, an “Acquired Company”) own various assets related to the Businesses;

WHEREAS, the Seller desires to sell and the Buyer desires to purchase all of the issued and outstanding shares of capital stock of each Acquired Company (collectively, the “Shares”);

WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase, and the Seller will sell all of its rights, title and interests in and to the Shares in return for the consideration specified herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises made in this Agreement, and in consideration of the representations, warranties, and covenants contained in this Agreement, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATIONS

1.1       Definitions. Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement shall have the meanings set forth in Section 1.1 of Exhibit A.

1.2       Interpretations. Unless expressly provided to the contrary in this Agreement, this Agreement shall be interpreted in accordance with the provisions set forth in Section 1.2 of Exhibit A.

ARTICLE II
PURCHASE AND SALE OF SHARES

2.1       Purchase and Sale. Subject to the terms and conditions of this Agreement, the Seller agrees to sell to the Buyer, and the Buyer agrees to purchase from the Seller, all of the Seller’s right, title and interest in and to the Shares.

2.2       Purchase Price. In consideration for the sale of the Shares, the Buyer agrees to pay the aggregate sum of US$120,000,000.00 (the “Purchase Price”) payable as follows:

(a)       US$ 95,000,000.00 (the “Cash Payment”)(subject to adjustment pursuant to Section 2.7 hereof) payable at the Closing to the Seller (or its designee) by wire transfer of immediately available funds; and

Stock Purchase Agreement

(b)       US$ 25,000,000.00 (the “Escrow Funds”) payable at the Closing to the Escrow Agent by wire transfer of immediately available funds pursuant to Section 5.11 hereof.

The Inventory Payment (as defined herein) shall be determined and paid pursuant to Section 2.6 hereof.

2.3       The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Seller located at 1001 Louisiana Street, Houston, Texas 77002, commencing at 10:00 a.m. Central Time on the last Business Day of the calendar month during which the satisfaction or waiver occurs of all conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (other than conditions with respect to actions each Party will take at the Closing itself), or such other date as the Buyer and the Seller may mutually determine (the “Closing Date”). Title to, ownership of, control over and risk of loss of the Shares shall pass to the Buyer effective as of 11:59 p.m. Eastern Time on the Closing Date unless expressly provided otherwise herein.

2.4       Deliveries at the Closing. At the Closing,

(a)       the Seller will:

(i)       deliver the various certificates, instruments, and documents referred to in Section 7.1(d) hereof,

(ii)      execute and deliver such instruments of assignment and transfer as shall be necessary to transfer to the Buyer all of the Seller’s right, title and interest in and to the Shares,

(iii)     deliver resignations of the officers and directors of each of the Acquired Companies;

(iv)     execute and deliver the Transition Services Agreement;

(v)      cause El Paso Merchant Energy - Petroleum Company to execute and deliver a Terminal Capacity Lease Agreement with the Buyer in the form of Exhibit 2.4(a)(v) hereto;

(vi)     cause Coastal Unilube, Inc. to execute and deliver a Lease Agreement – Terminal Properties with the Buyer in the form of Exhibit 2.4(a)(vi) hereto;

(vii)    cause El Paso Merchant Energy – Petroleum Company to execute and deliver a Terminal Capacity Lease Agreement with the Buyer in the form of Exhibit 2.4(a)(vii) hereto;

(viii)   deliver the Assumed Contracts;

(ix)     execute and deliver the Coastal Trademark License Agreement;

(x)      execute and deliver the Escrow Agreement; and

(xi)     execute and deliver such other documents and instruments as reasonably necessary to consummate the transactions contemplated herein.

(b)       the Buyer will:

(i)       deliver the various certificates, instruments, and documents referred to in Section 7.2(d) hereof;

Stock Purchase Agreement

(ii)      pay the Cash Payment and the Inventory Payment by wire transfer to the Seller (or its designee);

(iii)     pay the Escrow Funds by wire transfer to the Escrow Agent;

(iv)     execute and deliver the Transition Services Agreement;

(v)      execute and deliver a Terminal Capacity Lease Agreement with El Paso Merchant Energy - Petroleum Company in the form of Exhibit 2.4(a)(v) hereto;

(vi)     execute and deliver a Lease Agreement – Terminal Properties with Coastal Unilube, Inc. in the form of Exhibit 2.4(a)(vi) hereto;

(vii)    execute and deliver a Terminal Capacity Lease Agreement with El Paso Merchant Energy – Petroleum Company in the form of Exhibit 2.4(a)(vii) hereto;

(viii)   execute and deliver the Escrow Agreement; and

(ix)     execute and deliver such other documents and instruments as reasonably necessary to consummate the transactions contemplated herein.

2.5       Inter-Company Transactions. Immediately before the Closing, all outstanding receivables and payables between the Seller and its Affiliates (other than the Acquired Companies), on the one hand, and the Acquired Companies, on the other hand, shall be satisfied and discharged, without any post-Closing liability or expense to the Acquired Companies. All other inter-company transactions or arrangements between the Acquired Companies, on the one hand, and the Seller or any of its Affiliates (other than the Acquired Companies), on the other hand, shall be terminated as of the Closing, in such manner as the Seller shall specify, without imposing liabilities upon the Buyer (other than those adjustments to the Purchase Price in accordance with Section 2.6 hereof), and the Acquired Companies shall not have any further liability or obligation in respect of any such transaction or arrangement. In addition, the Seller shall cause El Paso Merchant Energy – Petroleum Company to sell and convey all of its right, title and interest in and to the Inventory to Coastal Fuels.

2.6       Inventory Purchase.

(a)       At the Closing, the Buyer shall pay the Seller an amount (the “Inventory Payment”) as an initial payment for the estimated value of the Inventory as of the Closing Date. The Inventory Payment shall be an amount equal to the value of the Inventory as determined by the Seller two (2) Business Days prior to the Closing Date. The Seller shall determine the Inventory volume based upon product summary reports for each of the respective locations of the Inventory and shall value the Inventory utilizing the pricing formula set forth in Exhibit 2.6 hereto.

(b)       On the Closing Date, the Seller shall measure the Inventory as of 11:59 p.m. local time at the respective locations of the Inventory. The Buyer shall be entitled to be present at the time the Seller measures the Inventory. The Inventory shall be measured and valued in accordance with the procedures set forth in Exhibit 2.6 hereto.

(c)       As soon as practicable, but in any event no later than forty five (45) days following the Closing Date, the Seller shall cause to be prepared and delivered to the Buyer a statement (the “Inventory Statement”) setting forth the value of the Inventory as of the Closing Date (the “Inventory Value”) measured and valued in accordance with the procedures set forth in Exhibit 2.6 hereto. Upon receipt of the Inventory Statement, the Buyer and the Buyer’s independent accountants shall be permitted

Stock Purchase Agreement

during the succeeding thirty (30) day period to examine the Inventory Statement and the work papers used or generated in connection with the preparation of such documents and such other documents as the Buyer may reasonably request in connection with its review. If, within thirty (30) days following delivery of the Inventory Statement, the Buyer shall not have given the Seller notice of the Buyer’s objection to any of the computations in the Inventory Statement (which notice shall contain a statement of the basis of such objection), then the Inventory Statement will be final and binding upon the Parties, absent manifest error. If the Buyer gives notice to the Seller of the Buyer’s objection, and the Buyer and the Seller are unable to resolve the issues in dispute within thirty (30) days after delivery of such notice of objection, each of the Buyer’s and the Seller’s positions with respect to the Inventory Statement and the computation of the Inventory Value will be submitted to Ernst and Young, independent certified public accountants, or such other firm of independent certified public accountants mutually selected by the Parties (the “Accountants”) for resolution. If the computation of the Inventory Value is submitted to the Accountants for resolution, (x) each Party will furnish to the Accountants such work-papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that Party (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to such issues and to discuss the same with the Accountants; (y) the Accountants’ determination and/or computation of the Inventory Value shall be binding and conclusive on the Parties and will be deemed to be the final Inventory Value for the Inventory Statement; and (z) the fees of the Accountants for such determination will be borne equally by the Parties.

(d)       If the sum of the Inventory Value minus the Inventory Payment (the “Inventory Balance”) is less than zero, then the Seller shall pay to the Buyer an amount equal to such deficit by wire transfer of immediately available funds to such account or accounts of the Buyer, as may be designated by the Buyer; provided, however, that amounts owed by the Seller to the Buyer may be netted against amounts owed by the Buyer to the Seller. If the Inventory Balance is greater than zero, then the Buyer shall pay to the Seller an amount equal to the Inventory Balance by wire transfer of immediately available funds to such account or accounts of the Seller, as may be designated by the Seller; provided, however, that amounts owed by the Buyer to the Seller may be netted against amounts owed by the Seller to the Buyer. Such amounts shall be paid by the relevant Party to the other Party within five (5) Business Days of the completion of the computations required by Section 2.6(c) hereof, which amount of the payment shall bear interest from and including such fifth Business Day to, but excluding the date of payment, at a rate per annum equal to seven percent (7%) for the first thirty (30) days such payment is past due and at a rate per annum equal to fifteen percent (15%) for all subsequent periods such payment is past due, in either event not to exceed the maximum rate permitted by Law. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

(e)       The Buyer agrees that, following the Closing, it shall not take any actions with respect to the accounting books, records, policies and procedures of the Acquired Companies that would obstruct or prevent the preparation of the Inventory Statement as provided in this Section 2.6. The Buyer shall cooperate in the preparation of the Inventory Statement, including providing customary certifications to the Seller, or, if requested, to the Seller’s independent accountants or the accounting firm selected by mutual agreement of the Parties pursuant to this Section 2.6.

(f)       The Buyer and the Seller shall each bear its own expenses incurred in connection with the preparation and review of the Inventory Statement.

2.7       Purchase Price Adjustments. At the Closing, the amount of the Cash Payment payable by the Buyer shall be reduced by the following:

Stock Purchase Agreement

(a)       An amount equal to 50% of the HSR filing fees to be reimbursed to the Buyer by the Seller pursuant to Section 5.7 hereof;

(b)       An amount equal to $138,000 which represents a credit for services that shall not be assigned to the Buyer from Top Tech Inc;

(c)       An amount, if any, equal to the pro-ration of property Taxes pursuant to Section 5.10 hereof; and

(d)       An amount as determined in accordance with Section 5.9 herein.

2.8       TransMontaigne Guaranty. Simultaneously with the execution and delivery of this Agreement, the Buyer shall cause to be delivered to the Seller a guarantee of the Buyer’s obligations hereunder executed by TransMontaigne Inc. in the form of Exhibit 2.8 hereto.

2.9       El Paso Guaranty. Simultaneously with the execution and delivery of this Agreement, the Seller shall cause to be delivered to the Buyer a guarantee of the Seller’s obligations hereunder executed by El Paso Corporation in the form of Exhibit 2.9 hereto.

ARTICLE III
REPRESENTATIONS AND WARRANTIES CONCERNING
THE TRANSACTION

3.1       Representations and Warranties Concerning the Seller. Except as set forth in the Disclosure Schedule set forth in Exhibit B, the Seller represents and warrants to the Buyer as follows:

(a)       Organization of the Seller and Affiliates. The Seller is a corporation, which is duly organized, validly existing, and in good standing under the Laws of the state of Delaware.

(b)       Authorization of Transaction. The Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller enforceable in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement, except for the prior approval of the Federal Trade Commission (“FTC”) and Department of Justice (“DOJ”).

(c)       Noncontravention. Except for prior approval of the DOJ and FTC and except for the consents set forth in Section 3.1(c) of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated under this Agreement, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Seller is subject or any provision of its Organizational Documents, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its Subject Assets is subject, or (iii) provide any party other than Buyer with the right to exercise any right of first refusal to purchase or other right to purchase the Shares except for occurrences that do not have a Material Adverse Effect.

Stock Purchase Agreement

(d)       Brokers’ Fees. Neither the Seller nor its Affiliates have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

(e)       Ownership of the Shares. The Seller indirectly owns all of the Shares. The Shares represent all of the issued and outstanding common stock of the Acquired Companies. No shares of common stock or preferred stock are held in treasury and no shares of common stock or preferred stock are reserved for issuance. The Shares have been duly authorized, and are validly issued and fully paid and non-assessable. Except to the extent created under the Securities Act, state securities Laws, general corporation Laws of the applicable jurisdiction of formation, and as created by the Organizational Documents of each Acquired Company (i) the Shares are held of record as set forth above, free and clear of restrictions on transfer and Encumbrances and (ii) there are no Commitments with respect to the Shares. Neither the Seller nor its Affiliates are a party to any voting trust, proxy, or other agreement or understanding with respect to voting any of the Shares. The Acquired Companies are not the holders or beneficial owners of any shares, capital or other equity or profit interest in any other corporation, partnership, limited liability company or any other business association (other than Coastal Fuels’ ownership of Coastal Tug and Barge).

3.2       Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to the Seller as follows:

(a)       Organization of the Buyer. The Buyer is a Corporation duly organized, validly existing, and in good standing under the Laws of the state of Delaware.

(b)       Authorization of Transaction. The Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement, except for the prior approval of the FTC and DOJ.

(c)       Noncontravention. Except for the prior approvals of the FTC and DOJ, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated under this Agreement, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Buyer is subject or any provision of its Organizational Documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice, approval or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except for such violations, defaults, breaches, or other occurrences that do not, individually or in the aggregate, have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.

(d)       Brokers’ Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller or its Affiliates could become liable or obligated.

Stock Purchase Agreement

(e)       Investment.

(i)       The Buyer is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. The Buyer, together with its directors and executive officers and advisors, is familiar with investments of the nature of the Shares, understands that this investment involves substantial risks, has adequately investigated the Shares and the Acquired Companies, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Shares, and is able to bear the economic risks of such investment.

(ii)      The Buyer acknowledges that the Shares have not been registered or qualified under, and are sold in reliance upon an exemption from the registration requirements of, the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder and any applicable state securities or “Blue Sky” laws, and may not be offered, sold, transferred, pledged, hypothecated or otherwise assigned unless they are registered under such securities laws or regulations or an exemption from such registration is available. The Buyer understands that the Shares constitute “restricted securities” under the federal securities laws inasmuch as the Shares are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold in the United States without registration under the Securities Act only in certain limited circumstances. The Buyer represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(iii)     It is understood that the certificates evidencing the Shares may bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, OR HYPOTHECATED IN THE UNITED STATES IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR, IF REQUESTED BY THE COMPANY, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

(f)       Financing. The Buyer has sufficient immediately available funds to enable it to make payment of the Purchase Price at Closing and the Inventory Payment required pursuant to Section 2.6 hereof without encumbrance or delay and without causing the Buyer to become insolvent or to declare insolvency.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES CONCERNING
THE ACQUIRED COMPANIES

4.1       Representations and Warranties Concerning the Acquired Companies. Except as set forth in the Disclosure Schedule set forth in Exhibit B, the Seller represents and warrants to the Buyer as follows:

(a)       Organization, Qualification, Company Power, Capitalization. Each of the Acquired Companies (i) is a corporation duly organized and validly existing, under the Laws of the jurisdiction of its formation; (ii) is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required except where the lack of such qualification

Stock Purchase Agreement

would not have a Material Adverse Effect; and (iii) has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

(b)       Subject Assets. As of the Closing Date each of the Acquired Companies shall own or possess all of the rights, titles and interests in and to the Florida Products Terminals and Marketing Assets and the Coastal Tug and Barge Assets but excluding the Excluded Assets (collectively, the “Subject Assets”), including the following:

(i)       the Equipment set forth in Section 4.1(b)(i) of the Disclosure Schedule;

(ii)      the Rolling Stock and Vessels set forth in Section 4.1(b)(ii) of the Disclosure Schedule;

(iii)     the Intellectual Property set forth in Section 4.1(b)(iii) of the Disclosure Schedule;

(iv)     the land more particularly described in Section 4.1(b)(iv) of the Disclosure Schedule (the “Real Property(ies)”), together with all of the right, title, and interest of the Acquired Companies in and to all easements, servitudes, rights-of-way, privileges, licenses (written or oral), and appurtenances relating to the Real Properties;

(v)      all buildings, fixtures and other improvements located on each of the Real Properties (the “Facilities”);

(vi)     all of the Acquired Companies’ rights, titles, and interests in and to the contracts and commitments described in Section 4.1(b)(vi) of the Disclosure Schedule (the “Assumed Contracts”) which arise or accrue under such Assumed Contracts subsequent to the Closing Date;

(vii)    the Permits set forth in Section 4.1(b)(vii) of the Disclosure Schedule but only to the extent such Permits are assignable or transferable to the Buyer;

(viii)   all the Acquired Companies’ blendstock, liquid petroleum product, additives, dyes and other inventory as of the Closing Date located at the Subject Assets, in transit by pipeline (other than jet fuel) or by vessel, or located elsewhere, whether in the possession of the Acquired Companies or any other Person (but attributable to the Subject Assets)(collectively, the “Inventory”);

(ix)     all of the Acquired Companies’ books and records; and

(x)      all claims, warranties, reimbursements, indemnities, and causes of action with respect to the Subject Assets relating to the condition thereof after the Closing Date other than those related to Excluded Liabilities.

(c)       Excluded Assets and Liabilities. As of the Closing Date there shall be excluded from the assets, properties, and rights of the Subject Assets the following assets and liabilities of the Acquired Companies (collectively, the “Excluded Assets”):

(i)       all cash on hand (except for prepayments relating to Assumed Contracts applicable to periods after the Closing Date) and cash equivalents, including, without limitation, bank accounts and temporary cash investments;

(ii)      all accounts receivable, accounts payable (except for any portion of such receivables or payables that are attributable to matters after the Closing Date), deposits and prepaid expenses;

Stock Purchase Agreement

(iii)     all claims of the Acquired Companies for refunds of Taxes and other governmental charges for periods ending on or prior to the Closing Date and the benefit, if any, of net operating loss carry-forwards or carry-backs of the Acquired Companies;

(iv)     all claims of the Acquired Companies, if any, against third parties based on facts or events occurring on or prior to the Closing Date;

(v)      all insurance policies and rights thereunder, including rights to any cancellation value on the Closing Date and any rights to coverage related to incidents arising on or prior to the Closing Date; provided that the Buyer shall retain any rights to insurance coverages as expressly set forth in Section 11.1 hereof;

(vi)     all proprietary or confidential business or technical information, intellectual property, records and policies which relate to the Seller and its Affiliates and their other lines of business and which are not used primarily in the Businesses;

(vii)    except as otherwise provided herein, all marks of the Acquired Companies not solely associated with the Businesses including, without limitation, any and all trademarks or service marks, trade names, slogans or other like property relating to or including the names “El Paso”, “Coastal” or any derivatives or variations thereof;

(viii)   all assets of the Acquired Companies not used primarily in connection with the Businesses;

(ix)     all intercompany accounts between Acquired Companies and their Affiliates;

(x)      all assets related to any pension, profit sharing, stock bonus, stock option, thrift or other retirement plan, medical, hospitalization, dental, life, disability, vacation or other insurance or benefit plan, employee stock ownership plan, deferred compensation, stock ownership, stock purchase, bonus, benefit or other incentive plan, severance plan or other similar plan relating to the Acquired Companies or their employees;

(xi)     all material contracts related to the Acquired Companies and the Businesses other than Assumed Contracts;

(xii)    those assets and liabilities described in Section 5.4 hereof; and

(xiii)   those assets and liabilities of the Acquired Companies listed or described in Section 4.1(c) of the Disclosure Schedule.

(d)       Ownership of the Subject Assets; Sufficiency of Subject Assets. Except as set forth in Section 4.1(d) of the Disclosure Schedule or except for Permitted Encumbrances, the Acquired Companies have good and indefeasible title to, or a valid leasehold interest in, all of the Subject Assets and, as of the Closing, title to the Subject Assets shall be free and clear of all Encumbrances except for Permitted Encumbrances. The Equipment set forth in Section 4.1(b)(i) of the Disclosure Schedule constitutes all material Equipment currently used by the Acquired Companies in the Businesses. The Rolling Stock and Vessels set forth in Section 4.1(b)(ii) of the Disclosure Schedule constitute all material Rolling Stock and Vessels currently used by the Acquired Companies in the Businesses. The Real Properties and the Facilities constitute all material real property and facilities currently used by the Acquired Companies in the Businesses. The Assumed Contracts constitute all material contracts and commitments currently used by the Acquired Companies in the Businesses. The Permits set forth in

Stock Purchase Agreement

Section 4.1(b)(vii) of the Disclosure Schedule constitute all material Permits currently used by the Acquired Companies in the Businesses; provided, however, the Seller is not making any representation or warranty that any Permits can or will be transferred as of the Closing Date or can be maintained by the Buyer from and after the Closing.

(e)       Noncontravention. Except for the prior approval of the FTC and DOJ and except for the consents set forth in Section 3.1(c) of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated under this Agreement, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which any of the Acquired Companies is subject or to which any Subject Asset is subject or any provision of the Organizational Documents of each of the Acquired Companies or (ii) to the Seller’s Knowledge, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or trigger any rights to payment or other compensation under any agreement, contract, lease, license, instrument, or other arrangement to which the Acquired Companies is a party or by which it is bound, except for (xx) required consents to transfer and related provisions and any other third party appraisals or consents contemplated in this Agreement or (yy) where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, right to payment or other compensation, or Encumbrance would not have a Material Adverse Effect. Except for the prior approval of the FTC and DOJ and except for the consents of any Governmental Authorities set forth in Section 3.1(c) of the Disclosure Schedule, the Acquired Companies do not need to give notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authorities in order for the Parties to consummate the transactions contemplated by this Agreement except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not reasonably be expected to have a Material Adverse Effect with respect to the Subject Assets, or the ability of the Seller to perform its obligations under this Agreement.

(f)       Financial Data. Section 4.1(f) of the Disclosure Schedule sets forth proforma unaudited statements of operations for the Businesses for the twelve (12) month period ended December 31, 2001 and for the eight (8) month period ended August 31, 2002, and unaudited proforma balance sheets as of December 31, 2001, and as of August 31, 2002, respectively (the “Balance Sheet Date”)(collectively, the “Financial Data”). Subject to the further provisions of this Section 4.1(f) and to the Seller’s Knowledge as of the date hereof, the Financial Data fairly presents, in all material respects, the financial position and results of operations for the Businesses as of the dates and for the periods indicated. The accounting records and the financial data have been specially prepared for the purpose of selling the Shares, and do not represent the manner in which the Seller and its Affiliates conducted the Businesses in the past. The Financial Data excludes merger related and one time charges, shared service costs, and the effects of any allocated hedging activity. Transfer pricing and costs were determined internally by the Seller and do not necessarily reflect actual market based pricing. No actions have been taken by the Seller or with respect to the Subject Assets since the Balance Sheet Date that, if taken after the date of this Agreement, would result in a breach of Section 5.3 hereof.

(g)       Legal Compliance. To the Seller’s Knowledge, the Acquired Companies have complied with all applicable Laws of all Governmental Authorities, except where the failure to comply would not have a Material Adverse Effect; provided, however, the Seller makes no representations or warranties in this Section 4.1(g) with respect to Taxes or Environmental Laws, for which the sole representations and warranties of the Seller for such issues are set forth in Section 4.1(h) and Section 4.1(k), respectively.

(h)       Tax Matters. To the Seller’s Knowledge and except as set forth in Section 4.1(h) of the Disclosure Schedule:

Stock Purchase Agreement

(i)       The Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(ii)      On or before the Closing Date (A) the Acquired Companies and any affiliated group, within the meaning of Section 1504 of the Code, of which the Acquired Companies are or have been a member, have filed, caused to be filed or will timely file or timely file appropriate extensions of all Tax returns, reports and forms required to be filed by the Code or by applicable state, local, Indian or foreign Tax laws which have become or will become due with respect to the periods covered by each such Tax return; all tax items required to be included in each such Tax return have been or will be so included and all information provided in each such Tax return is, to the Seller’s Knowledge, true, correct and complete; (B) all Taxes shown to be due on each such Tax return, report and form have been or will be paid in full; (C) there is no action, suit, proceeding , investigation, audit or claim now pending with respect to any Taxes of the Acquired Companies; (D) all withholding Tax requirements imposed on, or with respect to the Acquired Companies, have been or will be satisfied in full in all respects on a timely basis; (E) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax return or later payment of any such Tax; and (F) no material Tax liens have been filed, and no material claims are being asserted in writing, with respect to any Taxes payable by the Acquired Companies or any member of any such affiliated group.

(iii)     The federal consolidated income Tax returns in which the Acquired Companies have joined have been audited by the Internal Revenue Service for all taxable years through the year ended 1994. The state, local, Indian and foreign Tax returns in which the Acquired Companies have joined, or in which an Acquired Company has separately filed, have been audited by the applicable authorities for all taxable years are set forth on Section 4.1(h) of the Disclosure Schedule. All deficiencies resulting from such audits have either been paid or adequately provided for.

(iv)     Neither Seller nor any of its Affiliates have made with respect to the Acquired Companies, or any property held by the Acquired Companies, any consent under Section 341 of the Code.

(v)      No property of the Acquired Companies is “tax exempt use property” within the meaning of Section 168(h) of the Code

(vi)     There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any material Tax returns required to be filed with respect to the Acquired Companies and neither the Acquired Companies nor any affiliated group, within the meaning of Section 1504 of the Code, of which the Acquired Companies are or have been a member, have requested any extension of time within which to file any material Tax return, which return has not yet been filed.

(vii)    All amounts that the Acquired Companies are obligated for under any Tax sharing agreement or Tax allocation agreement will have been paid as of the Closing Date. The Seller shall cause the provisions of any Tax sharing agreement between the Seller and any of its Affiliates (other than the Acquired Companies), on the one hand, and the Acquired Companies, on the other hand, to be terminated on or before the Closing Date.

(viii)   None of the Acquired Companies is subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for federal income tax purposes.

(ix)     The Seller and the Acquired Companies are part of a selling consolidated group within the meaning of Treasury Regulation Section 1.338(h)(10)-1, the Seller owns all the stock of the Acquired Companies, and there is nothing that would prevent the Seller or the Acquired Companies

Stock Purchase Agreement

from making Section 338(h)(10) Elections with respect to the Buyer’s acquisition of the Shares as provided for in this Agreement.

For purposes of this Section 4.1(h), “timely” filings shall include all applicable extensions of the filing deadlines. The Seller makes no representation or warranty relating to any Taxes except as expressly set forth in this Section 4.1(h).

(i)        Assumed Contracts. Section 4.1(b)(vi) of the Disclosure Schedule sets forth all material contracts and commitments, written or oral, providing for receipt or payment, contingent or otherwise, of $250,000 or more, or relating to indebtedness or guarantee obligations to which the Acquired Companies are parties or will be parties as of the Closing Date. To the Seller’s Knowledge, true and complete copies of the Assumed Contracts were provided to the Buyer in the data room or through a separate disclosure provided to the Buyer in writing. Each Assumed Contract is in full force and effect, except where the failure to be in full force and effect would not have a Material Adverse Effect. To the Seller’s Knowledge, each of the Acquired Companies has performed all material obligations required to be performed by it to date under the Assumed Contracts, and is not in default under any obligation of any such contracts, except when such default would not have a Material Adverse Affect. To the Seller’s Knowledge, no other party to any such contract is in default thereunder.

(j)        Litigation. Section 4.1(j) of the Disclosure Schedule sets forth each instance in which any of the Acquired Companies (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to or the subject of any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or is the subject of any pending or, to the Seller’s Knowledge, threatened claim, demand, or notice of violation or liability from any Person, except where any of the foregoing would not have a Material Adverse Effect; provided, however, the Seller makes no representations or warranties in this Section 4.1(j) with respect to Taxes or Environmental Laws, for which the sole representations and warranties of the Seller for such issues are set forth in Section 4.1(h) and Section 4.1(k), respectively.

(k)       Environmental Matters. To the Seller’s Knowledge and except as set forth in Section 4.1(k) of the Disclosure Schedule:

(i)       The Acquired Companies are in compliance with all applicable federal, state and local Laws (including common law) relating to the protection of the environment as in effect and interpreted on or before the date of this Agreement, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. section 9601, et seq. (“CERCLA”), the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. section 6901, et seq., the Clean Air Act, as amended, 42 U.S.C. section 7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. section 1251, et seq., and the Oil Pollution Act of 1990, 33 U.S.C. section 2701, et seq. (collectively, the “Environmental Laws” and individually an “Environmental Law”), except for such instances of noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(ii)      The Acquired Companies have obtained all permits, licenses, franchises, authorities, consents, and approvals, and has made all filings and maintained all material information, documentation, and records, as necessary under applicable Environmental Laws for operating their respective assets and businesses as they are presently conducted, and all such permits, licenses, franchises, authorities, consents, approvals, and filings remain in full force and effect, except for such matters that would not reasonably be expected to have a Material Adverse Effect.

Stock Purchase Agreement

(iii)     Except as would not reasonably be expected to have a Material Adverse Effect, (A) there are no pending or threatened claims, demands, actions, administrative proceedings or lawsuits against the Acquired Companies, and (B) the Acquired Companies are not subject to any outstanding injunction, judgment, order, decree or ruling, under any Environmental Laws.

(iv)     None of the real property presently or formerly owned or operated by the Acquired Companies is listed on the National Priorities List or any similar state list of sites requiring remedial action.

(v)      The Seller has not received any written notice that the Acquired Companies are or may be a potentially responsible party under CERCLA or any analogous state law in connection with any site actually or allegedly containing or used for the treatment, storage or disposal of Hazardous Substances.

The Seller makes no representation or warranty relating to any Environmental Law except as expressly set forth in this Section 4.1(k).

(l)        Permits. Section 4.1(b)(vii) of the Disclosure Schedule sets forth all franchises, licenses, permits, consents, approvals, and authorizations of all Governmental Authorities owned or held by the Acquired Companies necessary for the conduct of the Businesses (collectively, the “Permits”), except for Permits whose absence would not have a Material Adverse Effect. To the Seller’s Knowledge, each Permit is in full force and effect, and each Acquired Company is in compliance with all of its obligations with respect to each Permit, except where the failure to be in full force and effect or to be in compliance would not be reasonably expected to have a Material Adverse Effect, and to the Seller’s Knowledge, no event has occurred that permits, or upon the giving of notice or the lapse of time or otherwise would permit, revocation or termination of any Permit except such as would not have a Material Adverse Effect. The Seller is not making any representation or warranty that any Permits can or will be transferred as of the Closing Date or can be maintained by the Buyer or the Acquired Companies from and after the Closing.

(m)     Employee Matters. There has not been, during the three (3) years prior to the date of this Agreement, any strike, work stoppage or slow-down with respect to the employees or contractors of the Acquired Companies whose primary responsibilities are the providing of operational support for the Acquired Companies. The Acquired Companies are not a party to any collective bargaining or other agreement with any union or other association of employees. Except as included in Section 4.1(j) of the Disclosure Schedule, none of the current or past officers, directors or employees of the Acquired Companies has a pending or, to the Seller’s Knowledge, threatened claim against the Acquired Companies. There are no contracts of employment or change in control agreements with any of the employees of the Acquired Companies.

(n)       Compensation and Employee Benefits.

(i)       Section 4.1(n) of the Disclosure Schedule sets forth a list, as of the date hereof, of each material plan, program, or arrangement relating to compensation or employee benefits (i) maintained by the Acquired Companies, (ii) to which the Acquired Companies are a party, (iii) under which the Acquired Companies have any material obligation or liability or (iv) which provides material compensation or employee benefits to the employees of the Acquired Companies (each, a “Company Plan”). The Seller has made available to the Buyer true and complete copies of each Company Plan and such other documents relating thereto as the Buyer has reasonably requested.

(ii)      Neither the Acquired Companies nor any of its Affiliates has incurred any liability under Title IV of the Employee Retirement Income Security Act of 1974, as amended

Stock Purchase Agreement

(“ERISA”), nor does the Seller reasonably expect that any such liability will be so incurred. No Company Plan is a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA). Each of the Acquired Companies has received a determination letter from the Internal Revenue Service with respect to each Company Plan which is intended to be qualified within the meaning of Section 401 of the Code.

(iii)     To the Knowledge of the Seller, the Acquired Companies have complied with all applicable provisions of the Code, ERISA, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act and all other Laws pertaining to (i) the employment of all employees of the Acquired Companies and (ii) the Company Plans, in the case of each of (i) and (ii) except where the failure so to comply would not reasonably be expected to result in a Material Adverse Effect.

(iv)     Except as may be provided otherwise under Section 6.4 hereof, the consummation of the transactions contemplated by the Agreement will not, either alone or in combination with any other event, (i) entitle any current or former employee of the Acquired Companies to severance pay, termination pay or other, similar payments, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due, with respect to any such employee, in each case except as provided in this Agreement.

4.2       Limitation of Representations and Warranties. The following limitations apply with regard to any representations and warranties by the Seller:

(a)       The Buyer acknowledges that (i) it has had and pursuant to this Agreement will have before Closing access to the Seller and the Acquired Companies, and the officers and employees of the Seller and (ii) in making the decision to enter into this Agreement and consummate the transactions contemplated under this Agreement, the Buyer has relied solely on the basis of its own independent investigation and upon the express representations, warranties, covenants, and agreements set forth in this Agreement. Without limiting the above, the Buyer has, prior to the execution and delivery of this Agreement, (i) reviewed the environmental site assessments of the Sites prepared for the Seller, (ii) had full opportunity to conduct to its satisfaction inspections of the Sites, and (iii) fully completed and approved the results of all inspections of the Sites. The Buyer acknowledges, after such review and inspections, that no further investigation of the Sites is necessary for purposes of acquiring the Shares for the Buyer’s intended use, and Buyer hereby waives any and all objections to or claims with respect to all physical characteristics and existing conditions at the Sites, including existing Environmental Conditions and the presence of any Hazardous Substances at the Sites. THE BUYER ACKNOWLEDGES THAT THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

(b)       WITHOUT LIMITING THE ABOVE, THE BUYER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SELLER HAS NOT MADE, AND THE SELLER MAKES NO AND DISCLAIMS ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE, REGARDING (I) THE QUALITY, CONDITION, OR OPERABILITY OF ANY PERSONAL PROPERTY, EQUIPMENT, OR FIXTURES, (II) ITS MERCHANTABILITY, (III) ITS FITNESS FOR ANY PARTICULAR PURPOSE, OR (IV) ITS CONFORMITY TO MODELS, SAMPLES OF MATERIALS OR MANUFACTURER DESIGN,  AND ALL PERSONAL PROPERTY AND EQUIPMENT IS DELIVERED “AS IS, WHERE IS” IN THE CONDITION IN WHICH THE SAME EXISTS.

Stock Purchase Agreement

ARTICLE V
PRE-CLOSING COVENANTS

5.1       Satisfaction of Conditions Precedent. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, each Party will use all commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including without limitation the satisfaction of the conditions precedent set forth in Article VII.

5.2       Notices and Consents. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, the Seller will give any notices to third parties, and will use its commercially reasonable efforts to obtain the third party consents listed on Section 3.1(c) of the Disclosure Schedule. Each of the Parties will give any notices to, make any filings with, and use all commercially reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Authorities (including as set forth in Section 5.7 hereof). Notwithstanding the foregoing, the Buyer shall not be required to dispose of any assets or be required to refrain from doing business in particular jurisdictions if required by any Governmental Authority as a condition to the granting of any authorization necessary for the consummation of the transactions contemplated hereby or as may be required to avoid, lift, vacate, or reverse any legislative, administrative, or judicial action that would otherwise cause any closing condition not to be satisfied.

5.3       Operation of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, the Seller will not, without the consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), cause or permit the Acquired Companies to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business except as expressly contemplated by this Agreement or as set forth in Section 5.3 of the Disclosure Schedule. Without limiting the generality of the foregoing, the Seller will not, without the consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) except as expressly contemplated by this Agreement or as set forth in Section 5.3 of the Disclosure Schedule, cause or permit the Acquired Companies to do any of the following:

(a)       amend or otherwise change the Organizational Documents of the Acquired Companies;

(b)       issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, or grant of any of the Shares, or any Commitments with respect to the Shares;

(c)       (i) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances except for borrowing in the Ordinary Course of Business; (ii) sell, lease or otherwise dispose of or encumber the Subject Assets other than sales of goods or services in the Ordinary Course of Business or (iii) enter into or amend a contract, agreement, commitment, or arrangement with respect to any matter set forth in this subparagraph (c) provided that notwithstanding any provision of this Agreement to the contrary, the Acquired Companies shall be entitled to dividend and/or distribute to the Seller, at any time, and from time to time, such cash generated by the Businesses to which the Seller would otherwise be entitled;

(d)       change the accounting practices of the Acquired Companies in any material respect, other than as consistent with such company’s Organizational Documents;

(e)       except in the Ordinary Course of Business, enter into, amend in any material respect, when taken as a whole (in excess of $250,000), any contract or agreement material to the

Stock Purchase Agreement

Acquired Companies or terminate any such material contract or agreement before the expiration of the term thereof, other than to the extent any such material contract or agreement terminates pursuant to its terms in the Ordinary Course of Business; or

(f)       except as required by Law, make, change or revoke any Tax election applicable to the Acquired Companies.

5.4       Additional Excluded Assets and Liabilities. Notwithstanding the provisions of Section 5.3 hereof to the contrary, on or prior to the Closing Date the Seller shall cause the Acquired Companies to complete the following:

(a)       transfer and assign to the Seller or its designee the three (3) superfund sites described in Section 5.4(a) of the Disclosure Schedule (the “Superfund Sites”) and all liabilities associated therewith to the extent transferable and without consents of third parties; provided, however, that in the event all or any portion of such Superfund Sites and/or the liabilities associated therewith cannot legally be transferred, or cannot be transferred without the consent of third parties, which consent cannot be obtained by the Seller notwithstanding utilizing all reasonably commercial efforts to do so, then the Seller shall fully indemnify the Buyer therefor in accordance with the indemnity provisions of Section 8.2;

(b)       transfer and assign to the Seller or its designee all accounts receivable, notes receivable, and other rights to receive payments of the Acquired Companies which arise and accrue on or prior to the Closing Date (collectively, the “Accounts Receivable”);

(c)       transfer and assign to the Seller or its designee all right, title and interest in and to the Excluded Assets and all liabilities associated therewith to the extent transferable and without consents of third parties; provided, however, that in the event all or any portion of such Excluded Assets and/or the liabilities associated therewith cannot legally be transferred, or cannot be transferred without the consent of third parties, which consent cannot be obtained by the Seller notwithstanding utilizing all reasonably commercial efforts to do so, then the Seller shall fully indemnify the Buyer therefor in accordance with the indemnity provisions of Section 8.2;

(d)       transfer and assign to the Seller or its designee (to the extent transferable and without consents of third parties) all trade payables and related expenses owed by the Acquired Companies in respect of the Businesses which arise or accrue on or prior to the Closing Date.

5.5       Access to Information. The Seller will permit and will cause the Acquired Companies to permit representatives of the Buyer to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Acquired Companies or Seller, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Acquired Companies. Any information obtained by the Buyer, its employees, representatives, consultants, attorneys, agents, lenders and other advisors under this Section 5.5 shall be subject to the confidentiality and use restrictions contained in the Confidentiality Agreement. All “due diligence” activities of the Buyer shall be conducted in accordance with applicable Laws and the Buyer shall indemnify the Seller and their Affiliates from and against all damages, losses and liabilities incurred as a result of such activities to the extent attributable to the gross negligence or willful misconduct of Buyer or its Affiliates. The Buyer and its Affiliates shall not be responsible for any damages, losses or liabilities incurred as a result of the negligence or willful misconduct of the Seller, the Acquired Companies, or their respective agents, affiliates or employees. The Seller and its Affiliates shall not be responsible for any damages, losses or liabilities incurred as a result of the gross negligence or willful misconduct of the Buyer, its Affiliates, or their respective agents, affiliates or employees. During the period prior to the Closing, in no event shall the Buyer or its Affiliates or their respective officers,

Stock Purchase Agreement

directors, employees, counsel, financial advisors or other representatives be permitted to conduct Phase II environmental assessments or any other sampling or testing of soil and/or ground or surface water at, or under, any Real Properties, without the prior written consent of the Seller, which consent shall not be unreasonably withheld.

5.6       Contact with Customers and Vendors. The Buyer shall not, prior to the Closing Date, contact any customer, vendor, supplier or employee of, or any other Person having business dealings with, Seller or its Affiliates with respect to the business of the Acquired Companies or with respect to any aspect of the transactions contemplated under this Agreement, without the prior written or electronic consent of the Seller or its representatives, which consent shall not be unreasonably withheld, conditioned or delayed.

5.7       Regulatory Authorization. Promptly after the execution of this Agreement, the Seller and the Buyer shall each prepare and file with the FTC and the DOJ the notification and report form required for the transactions contemplated hereby in connection therewith pursuant to the HSR Act and each agrees to file as promptly as practicable any supplemental information requested by the DOJ or FTC. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act. The Parties shall coordinate their respective initial filings so that such filings are made simultaneously. Each Party shall keep the other Party fully advised with respect to any requests from or communications with the FTC or DOJ and shall consult with the other Party with respect to all filings and responses thereto. The Buyer shall pay all HSR filing fees and the Seller shall reimburse the Buyer for fifty percent (50%) of such HSR filing fees to be payable at the Closing pursuant to Section 2.7(a) hereof.

5.8       Amendment of Schedules. Each Party agrees that, with respect to the representations and warranties of such Party contained in this Agreement, such Party shall have the continuing obligation until the Closing to supplement or amend the Disclosure Schedules applicable to that Party with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. For the purposes of determining whether the conditions set forth in Article VII hereof have been fulfilled, the Disclosure Schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto. However, if the Closing shall occur (without limiting Section 7.1(g) hereof), then all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing shall be deemed included in the Disclosure Schedules and no Party shall be entitled to make a claim thereon pursuant to the terms of this Agreement.

5.9       Tank 401 Repairs. The Parties acknowledge and agree that Tank 401 is currently out of service and in need of certain repairs, which cannot be completed prior to the Closing Date. The Parties further acknowledge that the estimated costs to clean and repair Tank 401 in a manner to make Tank 401 available for service consistent with Seller’s past practices is the sum of $832,000 (the “Estimated Repairs Costs”), as may be adjusted for accuracy by mutual agreement of the Parties at Closing. In the event the cleaning of Tank 401 has not been completed on or before the Closing Date, the Seller shall assign to the Buyer and the Buyer shall receive and assume the cleaning contract dated December 19, 2002 by and between the Seller its affiliates and Cliff Berry, Inc. (the “Cleaning Contract”) and shall cause such cleaning activity to be completed as soon as practicable in accordance with the terms and provisions of the Cleaning Contract. Further, Seller, or its designee, shall enter into a contract with a vendor and containing terms and conditions reasonably acceptable to the Buyer for the repair of Tank 401 (the “Repair Contract”). In the event the repairs to Tank 401 have not been completed prior to the Closing Date, the Seller shall assign and Buyer agrees to receive and assume the Repair Contract and cause such repairs to be completed on or before June 30, 2003. At lease five (5) days prior to Closing, the Seller

Stock Purchase Agreement

shall provide the Buyer with copies of all invoices and related documentation evidencing all costs billed to and paid by Seller or its designee with respect to Tank 401 repairs pursuant to both the Cleaning Contract and the Repair Contract (the “Paid Repair Costs”). The difference between the Estimated Repair Costs and the Paid Repair Costs (including any costs paid on or prior to Closing) shall be a credit to the Buyer and shall be an adjustment to the Purchase Price in accordance with Section 2.7(d) above. The Buyer shall thereafter assume all liability for and make payment of all remaining sums due under both the Cleaning Contract and the Repair Contract.

5.10      Pro-ration of Taxes. Any property Taxes assessed against or pertaining to the Subject Assets, including the Real Properties, for the taxable period that includes the Closing Date shall be prorated between the Buyer and Seller as of the Closing Date. In the event the amount of any such property Tax cannot be ascertained as of the Closing Date, then pro-rations shall be made on the basis of the preceding year and to the extent any such pro-rations may be inaccurate, the Seller and the Buyer agree to make such payment to the other promptly after the tax statements have been received as is necessary to allocate such property Taxes properly between the Parties as of the Closing Date. The Buyer shall receive a credit against the Purchase Price on the Closing Date for the Seller’s pro-rata portion of any such property Taxes which are due and payable after the Closing Date. Conversely, the Purchase Price shall be increased on the Closing Date for the Buyer’s pro-rata portion of any such property Taxes which were due and payable on or prior to the Closing Date for taxable periods that include the Closing Date. The Seller shall prepare and deliver to the Buyer, no later than ten (10) days prior to the Closing Date, a schedule identifying and pro-rating on an estimated basis all such property Taxes.

5.11      Audit Report Escrow.

(a)       The Seller shall within five (5) days after the execution of this Agreement engage PricewaterhouseCoopers, or another nationally recognized public accounting firm reasonably satisfactory to the Buyer, to conduct an audit and provide an audit opinion in accordance with generally accepted auditing standards in the United States of the historical financial statements of the Acquired Companies that comply with Regulation SX of the SEC, which shall include the activities of the Subject Assets and exclude the activities of the Excluded Assets through and as of the Closing Date (collectively, the “Audit Report”). The Buyer shall provide (and shall cause the Acquired Companies to provide after the Closing) reasonable assistance to the Seller in preparation of the Audit Report. The Seller shall provide the Buyer with the Audit Report upon its completion and the Buyer, upon receipt of the Audit Report, will promptly reimburse the Seller an amount equal to fifty percent (50%) of all third party expenses incurred by the Seller for the Audit Report.

(b)       Upon the Closing, the Buyer shall transfer and deposit the Escrow Funds into escrow which shall be held by an escrow agent (the “Escrow Agent”) which shall be a national bank mutually agreeable to the Seller and the Buyer located in Houston, Texas and shall be held pursuant to an agreement to be executed by, between and among the Buyer, the Seller and the Escrow Agent containing such terms and conditions as are mutually agreeable to the Seller and the Buyer (the “Escrow Agreement”), but which shall include the general terms set forth in Exhibit 5.11(b) hereto.

(c)       In the event the Audit Report is not finalized and delivered to the Buyer on or prior to sixty (60) days after the Closing Date, then $10,000,000 of the Escrow Funds, plus accrued interest therein, shall be released by the Escrow Agent and delivered to the Buyer as a permanent reduction of the Purchase Price.

(d)       In the event the Audit Report is not finalized and delivered to the Buyer on or prior to one hundred eighty (180) days after the Closing Date, then the balance of the Escrow Funds ($15,000,000) plus accrued interest therein, shall be released by the Escrow Agent and delivered to the Buyer as a permanent reduction of the Purchase Price.

Stock Purchase Agreement

(e)       In the event the Audit Report is finalized and delivered to the Buyer on or prior to sixty (60) days after the Closing Date, then the full amount of the Escrow Funds ($25,000,000), plus accrued interest therein, shall be released by the Escrow Agent and delivered to the Seller.

(f)       In the event the Audit Report is finalized and delivered to the Buyer subsequent to sixty (60) days after the Closing Date, but on or prior to one hundred eighty (180) days after the Closing Date, then the balance of the Escrow Funds ($15,000,000), plus accrued interest therein, shall be released by the Escrow Agent and delivered to the Seller.

ARTICLE VI
POST-CLOSING COVENANTS

6.1       General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VIII).

6.2       Delivery and Retention of Records. On or before sixty (60) days after the Closing Date, the Seller will deliver or cause to be delivered to the Buyer, all original material agreements, documents, books, files, records, information and data (including all Tax returns, reports or forms and related workpapers, electronic data to the extent transferable) relating exclusively to the Acquired Companies that are in the possession or control of the Seller or its Affiliates (the “Records”). The Buyer agrees to cause the Acquired Companies to hold the Records in accordance with the Buyer’s records retention policies following the Closing Date and to afford the Seller, its accountants, and counsel, during normal business hours, upon reasonable advance notice and request, during such period, full access to the Records and to the Buyer’s employees at no cost to the Seller (other than for reasonable out-of-pocket copying and other expenses); provided that such access will not be construed to require the disclosure of Records that would cause the waiver of any attorney-client, work product or like privilege; provided, further, that in the event of any litigation nothing herein shall limit any Party’s rights of discovery under applicable Law. Without limiting the generality of the preceding sentences, the Buyer agrees to provide the Seller and its Affiliates reasonable access to and the right to make copies of the Records after the Closing Date for the purposes of assisting the Seller and its Affiliates (i) in complying with the Seller’s obligations under this Agreement (including without limitation, the preparation of the Inventory Statement and to comply with any indemnity obligations), (ii) in preparing and delivering any accounting provided for under this Agreement and adjusting, prorating and settling the charges and credits provided for in this Agreement, (iii) in preparing Tax returns, (iv) in responding to or disputing any Tax audit, (v) in asserting, defending or otherwise dealing with any claim or dispute, known or unknown, (vi) in asserting, defending or otherwise dealing with any Third Party Claim or dispute by or against the Seller or its Affiliates(collectively, “Access Events”). The access rights granted to the Buyer, the Seller and their Affiliates herein and in Sections 6.11 and 6.12 hereof shall be construed so as to not unreasonably interfere with or disrupt normal operations of the Party granting such access.

6.3       Removal of Logos and Signs/Coastal License.

(a)       Promptly after the Closing, the Buyer shall cause the names of the Acquired Companies to be changed to delete any reference to “Coastal” or “El Paso.” Within ninety (90) days after the Closing, the Buyer shall remove from any of the Subject Assets any logo or sign indicating that such assets were owned or operated by the Seller or any of its Affiliates (including signs displaying the Seller’s or its Affiliate’s emergency contact telephone number or otherwise using or displaying the phrases “El

Stock Purchase Agreement

Paso” or “Coastal”, in whole or in part). As promptly as practical after the Closing, the Buyer shall post the Buyer’s emergency contact telephone numbers in place of any of the Seller’s or its Affiliate’s emergency contact telephone numbers.

(b)       Notwithstanding the provisions of Section 6.3(a) to the contrary, the Seller shall grant to the Acquired Companies a non-royalty bearing license pursuant to a license agreement (the “Coastal Trademark License Agreement”) to use the Trademarks referenced therein for the uses and in the manner provided in the Coastal Trademark License Agreement. The Coastal Trademark License Agreement shall be executed and delivered by the Parties at the Closing in the form of Exhibit 6.3(b) hereto.

6.4       Employee Matters.

(a)       Current Employees. Section 6.4(a) of the Disclosure Schedule contains a list of all employees of the Acquired Companies (collectively, the “Current Employees”), including employees who are receiving short-term disability benefits or are on family and medical, administrative, or military leave or any other type of leave (other than long-term disability) that entitles the Current Employee to reinstatement upon completion of the leave under the applicable leave policies of the Acquired Companies and including dates of hire and annual compensation or hourly rates (including any currently taxable profit-sharing, bonus or other form of compensation) of such Current Employees as of January 13, 2003. The Seller shall be entitled to update Section 6.4(a) of the Disclosure Schedule as necessary at any time prior to Closing to reflect all employment changes.

(b)       Buyer will evaluate and make hiring decisions with respect to the Current Employees in a legal manner and will indemnify Seller with respect to any claims or causes of action stemming from or related to such hiring decisions. Notwithstanding the provisions contained herein to the contrary, the Buyer shall not offer employment to, solicit or employ (or permit any of its Affiliates (including the Acquired Companies)) any of the employees listed on Section 6.4(b) of the Disclosure Schedule (the “Prohibited Employees”). The Buyer will notify the Seller at least five (5) days prior to the Closing Date as to which of the Current Employees the Buyer has extended or intends to extend offers of employment, as well as those to whom Buyer has not extended or will not extend an offer. The Buyer shall provide the Seller with copies of all offers of employment made by the Buyer to Current Employees and such offers shall include information concerning compensation, job title and job location for each Current Employee to whom an employment offer is extended.

(c)       Buyer is not obligated to offer employment to or continue the employment of any officer, employee, agent, or representative of the Seller, including, without limitation, the Current Employees. Any successor clause or agreement in any labor contracts or other labor arrangements, if any currently in effect, would not be applicable to the sale and purchase of the Shares, or otherwise affect or impose any conditions or obligations on the Buyer. All Current Employees to whom Buyer offers employment and who accept such offer shall cease active participation in all Company Plans. As of the first day following the Closing Date, all Current Employees to whom Buyer offers employment and who accept such offer shall be permitted to participate in the plans, programs and arrangements of the Buyer and its Affiliates relating to compensation and employee benefits (each, a “Buyer Plan”) on the same terms as similarly situated employees of the Buyer and its Affiliates.

(d)       To the extent that Current Employees become eligible to participate in any Buyer Plan, then for all purposes (including, without limitation, determining eligibility to participate, vesting, early retirement and benefit accrual), service with the Seller, the Acquired Companies or their Affiliates and the predecessors of any of the foregoing shall be treated as service under such Buyer Plan; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits. In addition, all Buyer Plans shall waive any pre-existing conditions, actively-at-

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work exclusions and waiting periods with respect to participation by and coverage of the Current Employees hired by the Buyer and their eligible dependents.

(e)       In the event that the employment of any Current Employee hired by Buyer is terminated within one (1) year following the Closing (other than for violation of generally applicable policies of the Buyer or its Affiliates or other circumstances reasonably constituting cause), then the Buyer shall provide such Current Employee with severance pay and benefits equal to the severance pay and benefits available under the severance program of Buyer available to similarly situated employees of the Buyer and its Affiliates.

(f)       The Seller will fully pay or otherwise satisfy any claims by any directors, officers, employees, shareholders, agents and representatives of the Seller relating to this Agreement, the performance or consummation of it, and any claims by any of them relating to or arising out of (i) their employment by Seller, (ii) any employment contract involving the Seller, (iii) any pension or other benefit liabilities of Seller, (iv) any law requiring notice of severance or severance benefit. With respect to any Current Employees of the Seller who are terminated by the Seller, the Seller will defend (with counsel reasonably acceptable to Buyer) and indemnify the Buyer from and against all claims, expenses, lawsuits and obligations with respect to or arising from such termination, and the Seller will comply with all applicable Laws in connection with the same, including, without limitation, the WARN Act subject to the Buyer’s compliance with Section 6.7 hereof.

6.5        Computer Matters.

(a)       In order to permit the Seller to pursue any amounts owed associated with the Seller’s EPHomeLink program by employees of the Acquired Companies that are terminated after Closing, the Buyer agrees to provide written notice of any employees of the Acquired Companies that (a) the Seller identifies in writing that are participants in the EPHomeLink program and (b) are terminated within two (2) years of the Closing Date. The Buyer shall provide such notice to the Seller at the end of each calendar quarter during such two-year period.

(b)       For all periods on and after the Closing, the Buyer will secure appropriate software and other licenses to utilize in conjunction with the operation of the computer equipment that is part of the Subject Assets as set forth in Section 6.5(b) of the Disclosure Schedule and the Buyer shall indemnify and hold the Seller and its Affiliates harmless from any Adverse Consequences that might arise from the Buyer’s failure to comply with this subsection.

6.6       Transition Services. After the Closing Date, the Seller will provide certain designated services to the Acquired Companies on an interim basis to permit the Acquired Companies the opportunity to obtain alternate sources of supply of such services within a reasonable time after the Closing Date. Such services shall be mutually agreed upon by the Parties and shall be provided to the Buyer pursuant to a Transition Services Agreement to be substantially in form of Exhibit 6.6 attached hereto (the “Transition Services Agreement”), which shall be executed at the Closing.

6.7       WARN Act. The Buyer will not engage within sixty (60) days of the Closing Date in a “plant closing” or “mass layoff” at any of the Sites as such terms are defined in the WARN Act.

6.8       Release and Replacement of Bonds, Guarantees, etc. Promptly after the Closing, the Buyer shall deliver to the applicable beneficiary new, replacement or substitute guaranties, letters of credit, bonds, and other surety obligations for those set forth in Section 6.8 of the Disclosure Schedule and the Buyer, in form and substance reasonably acceptable to the Seller, shall have used commercially reasonable efforts to cause the release effective as of the Closing Date of the Seller and its Affiliates

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(excluding the Acquired Companies) from all obligations relating to any such guaranties, letters of credit, bonds, or other surety obligations and any liabilities related thereto.

6.9       Divestiture. Notwithstanding any other provision to the contrary in this Agreement, the Buyer shall assume the risk of loss and the value of the Shares and the Subject Assets resulting from any DOJ or FTC order issued subsequent to the Closing under the HSR Act that requires divestiture by the Buyer of any Subject Assets or restricts the use thereof. This Section 6.9 shall not be construed to modify Section 5.2 hereof.

6.10      Restrictions. If there are prohibitions against, or conditions to, the transfer of any Permit or Assumed Contract, or if the transfer, apportionment or division of any Permit or Assumed Contract, contemplated to be transferred as of the Closing (or to be apportioned or divided) pursuant to this Agreement without the prior written consent of third parties, including Governmental Authorities whose consent is needed for Permits to be issued to the Buyer or modified, which if not satisfied would result in a breach of such prohibitions or conditions or would give an outside party the right to terminate or limit any right of the Buyer or the Acquired Companies with respect to any such Permit or Assumed Contract (herein called a “Restriction”), then, without delaying the Closing, any provision contained in this Agreement shall not become effective with respect to such Permit or Assumed Contract unless and until such Restriction is satisfied, waived or no longer applies. Following the Closing, when and if such a Restriction is so satisfied, waived or no longer applies, to the extent permitted by Law and any applicable contractual provisions, the assignment of the Permit or Assumed Contract shall become effective automatically as of the Closing Date, without further action on the part of the Seller or the Buyer and without payment of further consideration. Each of the Seller and the Buyer agrees to use its commercially reasonable efforts to obtain satisfaction of any Restriction on a timely basis post-Closing. To the extent that any Restriction continues to exist, the Seller agrees to use commercially reasonable efforts (without infringing upon the legal rights of such third party or outside party or violating any Law) to provide the Buyer and the Acquired Companies with the equivalent assets or benefits thereof by subcontract or otherwise, at no additional cost to the Acquired Companies (other than the assumption of any related liability and the performance and compliance by the Acquired Companies with the terms of such Permit or Assumed Contract) effective as of the applicable closing date. The Buyer agrees (without infringing upon the legal rights of such third party or outside party or violating any Law) to bear the economic burden of any related liability and of the performance and compliance with the terms of the Permit or Assumed Contract subject to the Restriction, at no additional cost to the Seller, effective as of the Closing Date to the same extent as the Buyer would have borne such liability and other obligations if this Agreement had been effective as of the Closing Date with respect to such Permit or Assumed Contract. In the case of an Assumed Contract, the Seller agrees (without infringing upon the legal rights of such third party or outside party or violating any Law) to exercise its rights under such contract at the direction and/or for the benefit of the Buyer. Notwithstanding the foregoing, nothing in this Section 6.10 shall require or obligate the Buyer or the Seller to purchase or pay consideration to acquire any new (other than replacement) or additional Permit or other property right or interest.

6.11      Access to Personnel.

(a)       The Buyer shall permit the Seller and its representatives, at the Seller’s expense, to have reasonable access to all former employees and other personnel of the Seller and its Affiliates who are employed or retained by the Buyer or the Acquired Companies who have relevant information regarding any Access Events.

(b)       The Seller shall permit the Buyer and its representatives, at the Buyer’s expense, to have reasonable access to those employees and other personnel of the Seller and its Affiliates who are

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employed by the Seller or any of its Affiliates in connection with the Subject Assets and who have relevant information regarding any Access Events.

(c)       The Buyer and the Seller agree, for purposes of this Section 6.11, that:

(i)       the requesting party must provide advance notice to the providing party of its request to obtain access to specified employees with sufficient enough time to allow the providing party to rearrange work schedules to accommodate the absence of the specified employee(s) from their work;

(ii)      access to the specified employees must be during reasonable work hours (or as otherwise agreed to by the parties and the specified employees) and be conducted in a manner so as not to interfere unduly with the business operations of the providing party;

(iii)     the requesting party will have access to the specified employees only at the providing party’s offices, unless otherwise agreed to by the providing party (such agreement not to be unreasonably withheld);

(iv)     when a requesting party requires access to any employee in excess of three (3) Business Days in any calendar year, the expenses to be borne by the requesting party will include reimbursement for such employee’s wages upon receipt of an invoice from the providing party;

(v)      the providing party will not be held responsible for the specified employee’s actions taken or testimony given on behalf of the requesting party; and

access to any employees or other personnel pursuant to this Section 6.11 shall be limited to information which is relevant to the Access Events.

6.12      Access to Sites. From and after the Closing, the Buyer and its Affiliates shall permit reasonable access to and entry upon the Sites by the Seller and its Affiliates, without charge, as necessary (as determined by the Seller in its sole but reasonable discretion) regarding Access Events. In the event of and as a condition to a subsequent sale, lease or other transfer of the Acquired Companies or the Subject Assets, the Buyer shall require that Buyer’s transferee agree (in a form reasonably satisfactory to Seller) to the access provisions of this Section 6.12.

6.13      Accounts Receivable. The Buyer and the Seller and their respective Affiliates shall cooperate with and provide assistance to each other to the extent reasonably requested by any Party to timely collect the Accounts Receivable without offset or deduction. In the event the Buyer or the Acquired Companies receive any funds or other property in payment of any Accounts Receivable, then the Buyer shall cause the Acquired Companies to promptly forward such funds or property to the Seller. In the event the Seller or any of its Affiliates receive any funds or other property in payment of any Accounts Receivable of the Acquired Companies associated with periods on or after the Closing Date, then the Seller shall promptly forward, or cause its Affiliates to promptly forward, such funds or property to the Buyer.

6.14      Tank 401. Notwithstanding anything to the contrary contained in the terms of the Terminal Capacity Lease Agreement attached hereto as Exhibit 2.4(a)(v), from and after the Closing Date, the Seller shall continue to make the applicable monthly tank rental payments to the Buyer for the lease of Tank 401 while Tank 401 is being repaired as referenced in Section 5.9 above; provided, however, that in the event such repairs have not been completed by June 30, 2003, the Seller’s obligation to continue to make the monthly tank rental payments with respect to Tank 401 shall be suspended and

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forgiven and the Seller shall have no further obligation to recommence payment of monthly tank rentals until such repairs have been completed and Tank 401 placed back into service.

ARTICLE VII
CONDITIONS PRECEDENT

7.1       Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)       the representations and warranties of the Seller contained in Section 3.1 and Article IV shall be true and correct when made and as of the Closing Date (other than representations and warranties that are made as of a specific date which shall have been true and correct as of such date);

(b)       the Seller shall have performed and complied with all of its covenants hereunder through the Closing;

(c)       there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(d)       the Seller shall have delivered to the Buyer an officer’s certificate to the effect that each of the conditions specified in subsections 7.1(a)-(c) is satisfied in all respects;

(e)       all necessary filings and notifications under the HSR Act shall have been made, including any required additional information or documents, and the waiting period referred to in such Act applicable to the transaction shall have expired or been terminated and any other governmental approvals have been received;

(f)       the Seller shall have obtained all third party consents described in Section 3.1(c) of the Disclosure Schedule and lien releases or waivers necessary to consummate the transactions contemplated by this Agreement, all of such consents and waivers being in form and substance reasonably satisfactory to the Buyer;

(g)       the Buyer shall have consented to any supplement or amendment to the Disclosure Schedules made by the Seller subsequent to the execution of this Agreement pursuant to Section 5.8 hereof provided such supplements or amendments would not have a Material Adverse Effect; and

(h)        the Seller shall be ready, willing and able to execute and deliver or cause to be executed and delivered the documents and instruments required to be executed and delivered at the Closing by the Seller and its Affiliates pursuant to Section 2.4(a) hereof.

The Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or before the Closing.

7.2       Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)       the representations and warranties of the Buyer contained in Section 3.2 hereof shall be true and correct when made and as of the Closing Date (other than representations and warranties that are made as of a specific date which shall have been true and correct as of such date);

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(b)       the Buyer shall have performed and complied with all of its covenants hereunder through the Closing;

(c)       there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(d)       the Buyer shall have delivered to the Seller an officer’s certificate to the effect that each of the conditions specified in subsections 7.2(a)-(c) is satisfied in all respects;

(e)       all necessary filings and notifications under the HSR Act shall have been made, including any required additional information or documents, and the waiting period referred to in the HSR Act applicable to the transaction shall have expired or been terminated; and any other governmental approvals have been received;

(f)       all third party consents required to effectuate the transaction under this Agreement have been received by the Seller on terms acceptable to the Seller; and

(g)       the Buyer shall be ready, willing and able to execute and deliver the documents and instruments required to be executed and delivered at the Closing by the Buyer pursuant to Section 2.4(b) hereof.

The Seller may waive any condition specified in this Section 7.2 if it executes a writing so stating at or before the Closing.

ARTICLE VIII
REMEDIES FOR BREACHES OF AGREEMENT

8.1       Survival of Representations, Warranties and Certain Covenants. (i) All of the representations and warranties of the Seller contained in Article III and Article IV (other than Sections 3.1(e), 4.1(h), and 4.1(i) hereof) shall survive the Closing under this Agreement for a period of one (1) year after the Closing Date; (ii) the representations and warranties in Section 4.1(h) shall survive the Closing with respect to any given claim that would constitute a breach of such representation or warranty until the earlier of four (4) years from the Closing Date or the expiration of the statute of limitations applicable to the underlying Tax matter giving rise to that claim; (iii) the representations and warranties in Section 4.1(i) shall survive the Closing with respect to any given claim that would constitute a breach of such representation or warranty until five (5) years from the Closing Date; and (iv) the representations and warranties in Section 3.1(e) shall survive the Closing forever. The representations and warranties of the Buyer contained in Section 3.2 hereof shall survive the Closing for a period of one (1) year after the Closing Date. The covenants contained in this Agreement to be performed after the Closing shall survive the Closing indefinitely.

8.2       Indemnification Provisions for Benefit of the Buyer.

(a)       General Indemnity. Except as otherwise limited by this Article VIII, the Seller agrees to indemnify, defend and hold the Buyer Indemnitees harmless from and against and in respect of Adverse Consequences actually suffered, incurred or realized by such party arising out of or resulting from or relating to:

(i)       breaches by the Seller of any of its representations, warranties, or covenants contained herein for which there is an applicable survival period pursuant to Section 8.1 and the Buyer Indemnitee makes a written claim for indemnification against the Seller pursuant to Section 11.6 hereof within such survival period;

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(ii)      all litigation set forth in Schedule 4.1(j) of the Disclosure Schedule involving the Acquired Companies as of the Closing Date;

(iii)     (A) Taxes of the Acquired Companies for the Pre-Closing Tax Period (excluding any Taxes included in the calculation of Inventory Value), any portion of a Straddle Period ending on the Closing Date, and one-half of the Taxes described in Section 9.7 hereof, (B) all liability for Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Acquired Companies are or were members on or prior to the Closing Date, including pursuant to Treas. Reg. 1.1502-6 or any analogous or similar state, local or foreign law or regulation and all liability for Taxes of the Acquired Companies for Pre-Closing Tax Periods as a transferee or successor and (C) all liability of the Acquired Companies for Taxes resulting from the 338(h)(10) elections (or any comparable election under state or local Tax law) contemplated by Section 9.14 hereof, and (D) all liability for reasonably necessary legal fees and expenses incurred by Buyer in enforcing its rights under clause (A), (B) or (C) above.

(iv)     all trade payables and related expenses owed by the Acquired Companies in respect of the Businesses arising or accruing on or prior to the Closing Date;

(v)      any Environmental Claim arising from or related to the Superfund Sites; and

(vi)     the Excluded Assets.

(b)       Limitations of Indemnification. The following limitations shall apply with regard to the Seller’s obligations to indemnify the Buyer Indemnitees pursuant to this Section 8.2:

(i)       The Seller’s liability under this Agreement to indemnify pursuant to Section 8.2(a)(i) shall not exceed an amount equal to fifteen percent (15%) of the Purchase Price. The limitations on the Seller’s indemnification obligations set forth in the prior sentence shall not apply to losses resulting from (i) any breach of the representations and warranties set forth in Section 3.1(e) hereof or (ii) fraud or willful misconduct by the Seller; provided that in no event shall the Seller’s liability under this Agreement exceed, in aggregate, the Purchase Price.

(ii)      Any claim for indemnification pursuant to Sections 8.2(a)(ii) or 8.2(a)(vi) hereof must be made to the Seller on or before the eighth (8th) annual anniversary of the Closing Date and to the extent such claims are made prior to such date, then the Seller’s obligation to indemnify the Buyer under this Agreement shall remain in effect.

(iii)     The Seller and its Affiliates will have no liability for any Adverse Consequences, unless and until the aggregate Adverse Consequences for which the Buyer Indemnitees are entitled to recover under this Agreement exceeds an amount equal to two percent (2%) of the Purchase Price (the “Threshold Amount”); provided, however, once such amount exceeds the Threshold Amount, the Buyer Indemnitees will be entitled to recover all amounts to which they are entitled in excess of the Threshold Amount. In addition, in calculating the Threshold Amount or the Adverse Consequences under this Agreement, all Adverse Consequences which individually total less than $50,000 shall be excluded in their entirety and the Seller and its Affiliates shall have no liability hereunder to the Buyer Indemnitees for such Adverse Consequences until the total of such individual Adverse Consequences exceeds $500,000 in the aggregate, after which all such sums in excess of $500,000 shall be counted toward the Threshold Amount; also provided that for purposes of this sentence, the Adverse Consequences from any events or actions resulting from the same or substantially similar occurrences shall be aggregated. The limitations on the Seller’s indemnification obligations set forth in this

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subparagraph (iii) shall not apply to losses resulting from matters directly associated with indemnification claims made by the Buyer pursuant to Sections 8.2(a)(ii), 8.2(a)(iii), 8.2(a)(iv), 8.2(a)(v) and 8.2(a)(vi).

(iv)     The Seller and its Affiliates shall not be liable to the Buyer Indemnitees for any Adverse Consequences associated with a claim that is based upon any fact, matter or circumstance which before the Closing had been communicated to the Buyer, the Buyer Indemnitees or their Affiliates in writing or contained in the Disclosure Schedule.

(v)      The Buyer acknowledges and agrees that the indemnification provisions in this Article VIII and the termination rights in Section 10.1 hereof shall be the exclusive remedies of the Buyer, the Buyer Indemnitees and their Affiliates with respect to the transactions contemplated by this Agreement. Without limiting the prior sentence, the Buyer hereby waives any claim or cause of action pursuant to common or statutory law or otherwise against the Seller and its Affiliates with respect to Adverse Consequences or Obligations of any nature whatsoever that relate to this Agreement or are attributable to the Shares, the Acquired Companies, the Subject Assets or the ownership and operation of the Acquired Companies, whether arising before, on or after the Closing Date.

8.3        Indemnification Provisions for Benefit of the Seller.

(a)       General Indemnity. The Buyer agrees to indemnify, defend and hold the Seller Indemnitees harmless from and against and in respect of Adverse Consequences actually suffered, incurred or realized by such party arising out of or resulting from or relating to:

(i)       breaches by the Buyer of any of its representations, warranties and covenants contained herein for which there is an applicable survival period pursuant to Section 8.1 and the Seller Indemnitee makes a written claim for indemnification against the Buyer pursuant to Section 11.6 within such survival period;

(ii)      (A) Taxes of the Acquired Companies for any Post-Closing Tax Periods, any portion of a Straddle Period commencing after the Closing Date and one-half of the Taxes described in Section 9.7 hereof, (B) all liability for Taxes resulting from any transaction involving the Company that occurs on the Closing Date but after the Closing that is not pursuant to this Agreement, and (C) any liability for Taxes attributable to a breach by the Buyer of its obligations under this Agreement;

(iii)     the Shares, the Acquired Companies, the Subject Assets or the ownership of the Acquired Companies or operation of the Businesses, whether arising before, on or after the Closing Date but excluding those liabilities for which the Seller has agreed to indemnify the Buyer Indemnitees pursuant to Section 8.2 hereof. THE BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THIS INDEMNIFICATION MAY INCLUDE AN INDEMNIFICATION OF THE SELLER INDEMNITIES FOR AND AGAINST EACH OF THEIR OWN NEGLIGENCE.

8.4        Matters Involving Third Parties.

(a)       If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a right to claim for indemnification against any other Party (the “Indemnifying Party”) under Section 8.2 or Section 8.3, then the Indemnified Party shall promptly (and in any event within ten (10) Business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.

(b)       The Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or

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enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party. The Indemnified Party shall provide reasonable assistance to and cooperation with the Indemnifying Party in connection with any Third Party Claim.

(c)       Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8.4(b), the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

8.5       Determination of Amount of Adverse Consequences. The Adverse Consequences giving rise to any indemnification obligation hereunder shall be limited to the actual loss suffered by the Indemnified Party (i.e., reduced by any insurance proceeds or other payment or recoupment received, realized or retained by the Indemnified Party as a result of the events giving rise to the claim for indemnification), net of any reduction in Taxes of the Indemnified Party (or the affiliated group of which it is a member) occasioned by such loss or damage. Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 8.5. An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

8.6       Tax Treatment of Indemnity Payments. All indemnification payments made under this Agreement, including any payment made under Article VIII, shall be treated as purchase price adjustments for Tax purposes.

8.7       Subrogation. If an Indemnified Party has a right against a third party with respect to any claim, demand, action or proceeding for which indemnification is sought under this Agreement, the Indemnifying Party shall, to the extent of any payment made by the Indemnifying Party, be subrogated to the rights of the indemnified party or parties and the Indemnified Party or parties shall cooperate with and assist the Indemnifying Party in pursuing the claim against the third party. If requested by the Indemnifying Party, the Indemnified Party or parties shall assign, or partially assign, the claim or action against the third party to the Indemnifying Party, to the extent of any payment made by the Indemnifying Party.

8.8       Limitation of Damages. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, THE PARTIES AGREE THAT THE INDEMNIFICATION OBLIGATIONS OF EACH PARTY, AND THE RECOVERY BY ANY PARTY OR INDEMNITEE OF ANY COVERED LIABILITIES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH OR NONFULFILLMENT BY A PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS OR OTHER OBLIGATIONS UNDER THIS AGREEMENT, SHALL BE LIMITED TO ACTUAL DAMAGES AND SHALL NOT INCLUDE OR APPLY TO, NOR SHALL ANY PARTY OR INDEMNITEE BE ENTITLED TO RECOVER, ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR BUSINESS INTERRUPTION) SUFFERED OR INCURRED BY ANY PARTY OR INDEMNITEE. For purposes of the foregoing, actual damages may, however, include indirect, consequential, special, exemplary or punitive damages to the extent (i) the injuries or losses resulting in or giving rise to such damages are incurred or suffered by a third party who is not an Affiliate

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of the Seller or the Buyer and (ii) such damages are recovered against an Indemnitee by a Person which is a third party who is not an Affiliate of the Seller or the Buyer. This Section 8.8 shall operate only to limit a Party’s liability and shall not operate to increase or expand any contractual obligation of a Party hereunder.

ARTICLE IX
TAX MATTERS

9.1       Post-Closing Tax Returns. The Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed any Post-Closing Tax Returns of the Acquired Companies. The Buyer shall pay (or shall cause to be paid) any Taxes due with respect to such Tax Returns. For purposes of this Article IX, “timely” filings shall include all applicable extensions of the filing deadlines.

9.2       Pre-Closing Tax Returns. The Seller shall prepare or cause to be prepared and timely file or cause to be timely filed all Pre-Closing Tax Returns for the Acquired Companies. The Seller shall pay (or cause to be paid) any Taxes due with respect to such Tax Returns.

9.3       Straddle Periods. The Buyer shall be responsible for Taxes shown as due on the Straddle Returns of the Acquired Companies related to the portion of any Straddle Period commencing after the Closing Date. The Seller shall be responsible for Taxes shown as due on Straddle Returns of the Acquired Companies relating to the portion of any Straddle Period ending on the Closing Date. With respect to any Straddle Period, to the extent permitted by applicable Law, the Seller or the Buyer shall elect to treat the Closing Date as the last day of the Tax period. If applicable Law will not permit the Closing Date to be the last day of a period, then (i) real or personal property Taxes of the Acquired Companies shall be allocated based on the number of days in the partial period before and after the Closing Date, (ii) in the case of all other Taxes based on or in respect of income, the Tax computed on the basis of the taxable income or loss of the Acquired Companies for each partial period as determined from their books and records, and (iii) in the case of all other Taxes, on the basis of the actual activities or attributes of the Acquired Companies for each partial period as determined from their books and records.

9.4       Straddle Returns. The Buyer shall prepare or cause to be prepared and file or cause to be filed all Straddle Returns of the Acquired Companies. With respect to any Straddle Return, the Buyer shall deliver, at least thirty (30) days prior to the due date for filing such Straddle Return (including any extension) to the Seller a statement setting forth the amount of Tax that the Seller owes, including the allocation of taxable income and Taxes under Section 9.3, and copies of such Straddle Return. The Seller shall have the right to review such Straddle Returns and the allocation of taxable income and liability for Taxes and to suggest to the Buyer any reasonable changes to such Straddle Returns no later than fifteen (15) days prior to the date for the filing of such Straddle Returns. The Seller and the Buyer agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of such Straddle Returns and allocation of taxable income and liability for Taxes and mutually to consent to the filing by the Buyer as promptly as possible of such Straddle Returns. Not later than five (5) days before the due date for the payment of Taxes with respect to such Straddle Returns, the Seller shall pay or cause to be paid to the Buyer an amount equal to the Taxes as agreed to by the Buyer and the Seller as being owed by the Seller. If the Buyer and the Seller cannot agree on the amount of Taxes owed by the Seller with respect to a Straddle Return, the Seller shall pay to the Buyer the amount of Taxes reasonably determined by the Seller to be owed by the Seller. Within ten (10) days after such payment, the Seller and the Buyer shall refer the matter to an independent accounting firm agreed to by the Buyer and the Seller to arbitrate the dispute. The Seller and the Buyer shall equally share the fees and expenses of such accounting firm and its determination as to the amount owing by the Seller with respect to a Straddle Return shall be binding on both the Seller and the Buyer and shall be enforceable in a court of competent jurisdiction. Within five days after the determination by such accounting firm, if necessary, the appropriate Party shall

Stock Purchase Agreement

pay the other Party any amount which is determined by such accounting firm to be owed. The Seller shall be entitled to reduce its obligation to pay Taxes with respect to a Straddle Return by the amount of any estimated Taxes paid with respect to such Taxes on or before the Closing Date.

9.5       Claims for Refund. The Buyer shall not, and shall cause the Acquired Companies and any of its Affiliates not, to file any claim for refund of Taxes with respect to the Acquired Companies for whole or partial Taxable periods on or before the Closing Date, unless the refund is for Taxes for a Straddle Period.

9.6       Cooperation on Tax Matters.

(a)       The Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns pursuant to this Article IX and any audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Seller shall (i) retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any whole or partial Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or any Seller, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Taxing authority, and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Buyer or any Seller, as the case may be, shall allow the other Party to take possession of such books and records.

(b)       The Buyer and the Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

9.7       Transfer Taxes. The Buyer will file (after appropriate review by the Seller) all necessary Tax Returns and other documentation with respect to all transfer (including without limitation, stock transfer), recording, documentary, sales, use, stamp, registration and other similar taxes and fees, and, if required by applicable Law, the Seller will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The Buyer and Seller will share equally, any transfer, documentary, sales, use, stamp, registration and other similar taxes fees incurred in connection with this Agreement and the transactions contemplated under this Agreement (excluding those related to the Excluded Assets, which shall be the responsibility of the Seller).

9.8       Confidentiality. Any information shared in connection with Taxes shall be kept confidential, except as may otherwise be necessary in connection with the filing of Tax Returns or reports, refund claims, Tax audits, Tax claims and Tax litigation, or as required by Law.

9.9       Audits. The Seller and the Buyer shall provide prompt written notice to the others of any pending or threatened Tax audit, assessment or proceeding that it becomes aware of related to the Acquired Companies for whole or partial periods for which it may be indemnified by the other party hereunder. Such notice shall contain factual information (to the extent known) describing the asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice or other document received from or with any Tax authority in respect of any such matters. If an Indemnified Party has knowledge of an asserted Tax liability with respect to a matter for which it may be indemnified hereunder and such party fails to give the Indemnifying Party prompt notice of such asserted Tax liability, then (a) if the Indemnifying Party is precluded by the failure to give prompt notice from contesting the asserted Tax liability in any forum, the Indemnifying Party shall have no obligation to indemnify the Indemnified Party

Stock Purchase Agreement

for any Taxes arising out of such asserted Tax liability, and (b) if the Indemnifying Party is not so precluded from contesting, but such failure to give prompt notice results in a detriment to the Indemnifying Party, then any amount which the Indemnifying Party is otherwise required to pay the Indemnified Party pursuant to this Section 9.9 shall be reduced by the amount of such detriment, provided, the Indemnified Party shall nevertheless be entitled to full indemnification hereunder to the extent, and only to the extent, that such party can establish that the Indemnifying Party was not prejudiced by such failure. Section 9.10 hereof shall control the procedure for Tax indemnification matters to the extent it is inconsistent with any other provision of this Agreement.

9.10      Control of Proceedings. The Party responsible for the Tax under this Agreement shall control audits and disputes related to such Taxes (including action taken to pay, compromise or settle such Taxes). The Seller and the Buyer shall jointly control, in good faith with each other, audits and disputes relating to Straddle Periods. Reasonable out of pocket expenses with respect to such contests shall be borne by the Seller and the Buyer in proportion to their responsibility for such Taxes as set forth in this Agreement. Except as otherwise provided by this Agreement, the noncontrolling party shall be afforded a reasonable opportunity to participate in such proceedings at its own expense.

9.11      Powers of Attorney. The Buyer, the Acquired Companies, and their Affiliates shall provide the Seller and its Affiliates with such powers of attorney or other authorizing documentation as are reasonably necessary to empower them to execute and file Tax returns they are responsible for hereunder, file refund and equivalent claims for Taxes they are responsible for, and contest, settle, and resolve any audits and disputes that they have control over under Section 9.10 hereof (including any refund claims which turn into audits or disputes).

9.12      Remittance of Refunds. If the Buyer or any Affiliate of the Buyer (including the Acquired Companies) receives a refund of any Taxes attributable to a Pre-Closing Tax Period or the portion of a Straddle Period that the Seller is responsible for hereunder, or if the Seller or any Affiliate of the Seller (other than the Acquired Companies) receives a refund of any Taxes attributable to a Post-Closing Tax Period or the portion of a Straddle Period that the Buyer is responsible for hereunder, the party receiving such refund shall, within thirty (30) days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder. For the purpose of this Section 9.12, the term “refund” shall include a reduction in Tax and the use of an overpayment as a credit or other tax offset, and receipt of a refund shall occur upon the filing of a return or an adjustment thereto using such reduction, overpayment or offset or upon the receipt of cash.

9.13      Closing Tax Certificate. At the Closing, the Seller shall deliver, and cause each of the Acquired Companies to deliver, to the Buyer a certificate in the form of Exhibit 9.13 hereto pursuant to Section 1445(b)(2) of the Code and the Treasury Regulations Section 1.1445-2(b)(2). At the Closing, the Buyer shall deliver to the Seller a statement providing its U.S. Employment Identification Number and its address.

9.14      Section 338 Elections.

(a)       The Seller and the Buyer and the Acquired Companies shall make (i) the joint elections provided for in Section 338(h)(10) of the Code and Treasury Regulation Section 1.338(h)(10)-1(d) with respect to the Acquired Companies and (ii) such other similar elections under the laws of any state or local jurisdiction analogous to the election provided for in Section 338(h)(10) of the Code, which elections specifically exclude any election under the laws of any state or local jurisdiction comparable to the election under Section 338(g) of the Code in the absence of an election under the laws of such state or local jurisdictions comparable to the election under Section 338(h)(10) of the Code (the elections described in (i) and (ii), collectively, the “Section 338 Elections”). The Seller and the Buyer shall comply fully with all filing and other requirements necessary to effectuate the Section 338 Elections on a timely

Stock Purchase Agreement

basis and agree to cooperate in good faith with each other in the preparation and timely filing of any Tax returns required to be filed in connection with the making of the Section 338 Elections, including the exchange of information and the joint preparation and filing of all required Tax forms and schedules.

(b)       The Buyer shall not, for federal income Tax purposes, make any election under Section 338(g) of the Code in the absence of joining the Seller in making a joint election under Section 338(h)(10) of the Code. The Seller and the Buyer shall endeavor in good faith to agree upon the fair market value of the assets of the Acquired Companies for purposes of Section 338(h)(10) of the Code within one hundred twenty (120) days after the Closing Date. In the event such agreement is reached, neither the Seller nor the Buyer (nor any of their respective Affiliates), unless required pursuant to a final determination, shall take any position on any Tax return or with any taxing authority that is inconsistent with such agreement. In the event the Seller and the Buyer are unable to reach an agreement within such one hundred twenty (120) days the Parties shall submit such dispute to the Accountants for a final determination (utilizing procedures similar to those set forth in Section 2.6 hereof) which shall be binding on the Parties. If a party proposes a settlement or other final disposition of a contest inconsistent, in whole or in part, with such agreement, such party shall contest the matter further if requested by the other party, provided that such other party agrees to bear the expense of such further contest.

(c)       The parties agree to comply with the reporting and filing requirements of Temp. Treas. Reg. §§1.6043-3T and 1.6043-4T (as published in Treas. Dec. 9022), if necessary.

ARTICLE X
TERMINATION OF AGREEMENT

10.1      Termination of Agreement. The Parties may terminate this Agreement, as provided below:

(a)       the Buyer and the Seller may terminate this Agreement by mutual written consent at any time before the Closing;

(b)       subject to the provisions of subsection (d) below, the Buyer may terminate this Agreement by giving written notice to the Seller at any time before Closing if the Closing shall not have occurred on or before February 28, 2003 or such later date as the Parties agree in writing (the “Termination Date”) (unless the failure to close is due (i)primarily to the Buyer breaching any representation, warranty or covenant contained in this Agreement or (ii) to the waiting period referred to in the HSR Act applicable to this transaction having not expired or been terminated as of the February 28, 2003);

(c)       subject to the provisions of subsection (d) below, the Seller may terminate this Agreement by giving written notice to the Buyer at any time before the Closing if the Closing shall not have occurred on or before the Termination Date (unless the failure to close is due (i) primarily to the Seller breaching any representation, warranty or covenant contained in this Agreement or (ii) to the waiting period referred to in the HSR Act applicable to this transaction having not expired or been terminated as of the February 28, 2003);

(d)       in the event the waiting period referred to in the HSR Act applicable to this transaction has not expired or is not terminated as of the February 28, 2003 then the Termination Date shall be extended to such date as the Parties mutually agree, but in the event the Parties do not mutually agree, then the Termination Date shall be extended to May 30, 2003; and

(e)       the Buyer or the Seller may terminate this Agreement if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued

Stock Purchase Agreement

an order, decree or ruling or shall have taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable.

10.2      Effect of Termination. If any Party terminates this Agreement pursuant to Section 10.1, all rights and obligations of the Parties with respect to any Shares not theretofore sold to the Buyer hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided that the confidentiality provisions contained in the Confidentiality Agreement shall survive termination.

ARTICLE XI
MISCELLANEOUS

11.1      Insurance. The Buyer acknowledges and agrees that, following the Closing, the Insurance Policies of the Acquired Companies shall be terminated or modified to exclude coverage of all or any portion of the Acquired Companies by the Seller or its Affiliates and, as a result, the Buyer shall be obligated at or before Closing to obtain at its sole cost and expense replacement insurance, including insurance required by any third party to be maintained by the Acquired Companies. The Buyer further acknowledges that the Seller only maintained such Insurance Policies (including self insurance and deduction levels) that it deemed necessary in its sole discretion or that were required by Law. The Buyer further acknowledges and agrees that the Buyer may need to provide to certain Governmental Authorities and third parties evidence of such replacement or substitute insurance coverage for the continued operations of the Businesses following the Closing. Notwithstanding the other provisions of this Section 11.1, if any insured losses occur subsequent to the date hereof but on or before the Closing Date that relate solely to the Businesses and such claims, or the claims associated with such losses, are properly made against the policies retained by the Seller or its Affiliates pursuant to this Section 11.1 or under policies otherwise retained by the Seller or its Affiliates after the Closing, then, subject to any limitations under the insurance policies (including without limitation time restrictions on “claims made” policies), the Seller shall use its reasonable commercial efforts so that the Acquired Companies can file, notice, and otherwise continue to pursue these claims pursuant to the terms of such policies; however nothing in this Agreement shall require the Seller to maintain or to refrain from asserting claims against or exhausting any retained policies and the Seller shall not be required to proceed against any direct or indirect self-insured primary insurance programs or policies of, or maintained by the Seller or any of its Affiliates, including arrangement with carriers for claims administration service under cost-plus reimbursement agreements, assumed retention, deductible or retrospective rating plans or other plans or arrangements to the extent that risk of loss thereunder is ultimately assumed or paid by the Seller or its Affiliates.

11.2      Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties, which approval shall not be unreasonably withheld; provided that any Party may make any public disclosure it believes, based upon the opinion of counsel, is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will advise the other Parties before making the disclosure).

11.3      No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

11.4      Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party.

Stock Purchase Agreement

11.5      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together will constitute one and the same instrument.

11.6      Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Buyer:	TransMontaigne Product Services Inc 370 17th Street, Suite 2750 Denver, CO 80202 Attn: President Fax: (303) 632-8228

If to the Seller:	El Paso CGP Company 1001 Louisiana Houston, Texas 77002 Attn: Thomas Hart Tel: (713) 420-5630 Fax: (713) 420-3254

With a copy to:	1001 Louisiana Houston, Texas 77002 Attn: Robert W. Baker Tel: (713) 420-7021 Fax: (713) 420-7025

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the addresses set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

11.7      Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the state of Florida without giving effect to any choice or conflict of law provision or rule (whether of such state or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than such state.

11.8      Entire Agreement. This Agreement (including the documents referred to in this Agreement) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter of this Agreement.. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. Notwithstanding the preceding sentence to the contrary, this Agreement shall not alter, limit, modify, impair, supercede or replace the Confidentiality Agreement.

11.9      Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Stock Purchase Agreement

11.10   Transaction Expenses. Each of the Buyer and the Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

11.11   Negotiation/Arbitration.

(a)       Any dispute, controversy or claim (whether sounding in contract, tort, equity or otherwise) arising out of or relating to this Agreement, including without limitation the meaning of its provisions, or the proper performance of any of its terms by either Party, its breach, termination or invalidity (a “Dispute”) will be resolved in accordance with the procedures specified in this Section 11.11, which will be the sole and exclusive procedure for the resolution of any such Dispute, except that a Party, without prejudice to the following procedures, may file a complaint to seek preliminary injunctive or other provisional judicial relief, if in its sole judgment, that action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action the Parties will continue to participate in good faith in the procedures specified in this Section 11.11.

(b)       In the event any Dispute is not resolved in the ordinary course of business any Party may provide written notice of the Dispute to the other Party (a “Dispute Notice”). The Dispute Notice shall include (i) a statement of that Party’s position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that Party, and of any other person who will accompany the executive, in the negotiations concerning such Dispute. The Parties will attempt in good faith to resolve the Dispute within forty five (45) days of the Dispute Notice by negotiation between executives who have authority to settle the Dispute and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement or the matter in Dispute. Within fifteen (15) days after delivery of the Dispute Notice, the receiving Party will submit to the other a written response which will include (i) a statement of that Party’s position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that Party, and of any other person who will accompany the executive, in the negotiations concerning the Dispute. Within forty five (45) days after delivery of the Dispute Notice, the executives of both Parties will meet at a mutually acceptable time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the Dispute.

(c)       Notwithstanding anything in this Agreement to the contrary, it is agreed among the Parties, as a severable and independent arbitration agreement separately enforceable from the remainder of this Agreement, that if the Parties, their Indemnitees or the respective successors, assigns, or legal representatives of any of the foregoing are unable to amicably resolve any Dispute pursuant to Section 11.11(b) above if the amount in controversy (excluding interest and attorney fees) is less than an amount equal to two percent (2%) of the Purchase Price, then such matter shall be finally and exclusively referred to and settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). In the event of any conflict between the Commercial Arbitration Rules of the AAA and the provisions of this Section 11.11, then provisions of this Section 11.11 shall govern and control.

(d)       The arbitration shall be heard and determined by three (3) arbitrators. Each side shall appoint an arbitrator of its choice within fifteen (15) days of the submission of a notice of arbitration. The party-appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within fifteen (15) days following the appointment of both party-appointed arbitrators. If the party-appointed arbitrators cannot reach agreement on a presiding arbitrator of the tribunal and/or one party fails or refuses to appoint its party-appointed arbitrator within the prescribed period, the appointing authority for the presiding arbitrator and/or such party-appointed arbitrator shall be the AAA, who, in each case, shall appoint an independent arbitrator who does not have any financial interest in the dispute,

Stock Purchase Agreement

controversy or claim or bear any relationship to either party. If an arbitrator should die, withdraw or otherwise become incapable of serving, or refuse to serve, a successor arbitrator shall be selected and appointed in the same manner as the original arbitrator.

(e)       Unless otherwise expressly agreed in writing by the parties to the arbitration proceedings:

(i)       The arbitration proceedings shall be held in Miami, Florida;

(ii)      The arbitrators shall be and remain at all times wholly independent and impartial;

(iii)     The arbitration proceedings shall be conducted under the Commercial Arbitration Rules of the AAA, as amended from time to time;

(iv)     Any procedural issues not determined under the arbitration rules selected pursuant to Section 11.11(e)(iii) hereof shall be determined by the arbitration act and any other Laws of the State of Florida, other than those laws which would refer the matter to another jurisdiction;

(v)      All decisions and awards by the arbitration tribunal shall be made by majority vote;

(vi)     The decision of a majority of the arbitrators shall be reduced to writing; shall be final and binding without the right of appeal; and shall be the sole and exclusive remedy regarding any claims, counterclaims, issues or accountings presented to the arbitrators; any damage awards by the arbitrators shall be promptly paid free of any deduction or offset; and any costs or fees incident to enforcing the award shall to the maximum extent permitted by law be charged against the party resisting such enforcement;

(vii)    Consequential, indirect, special, exemplary, punitive or other similar damages shall not be allowed except those payable to third parties (and permitted under Section 8.8 hereof) for which liability is allocated among the parties by the arbitration award;

(viii)   Any award of damages shall include interest from the date of any breach or violation of this Agreement, as determined by the arbitration award, and from the date of the award until paid in full, at 7% per annum;

(ix)     The fees for each party appointed arbitrator shall be borne by the party appointing such arbitrator. The fees for the presiding arbitrator and any related expenses of the arbitration proceedings (excluding attorneys’ fees and costs but including any fees or expenses of the AAA) shall be borne equally by the parties to the Dispute;

(x)      Judgment upon the award may be entered in any court having jurisdiction over the person or the assets of the party owing the judgment, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be;

(xi)     The arbitration shall proceed in the absence of a party who, after due notice, fails to answer or appear; an award shall not be made solely on the default of a party, but the arbitrator(s) shall require the party who is present to submit such evidence as the arbitrator(s) may determine is reasonably required to make an award.

Stock Purchase Agreement

11.12   Force Majeure. If as a result of (i) act of God, including, without limitation, epidemic, hurricane, tornado, typhoon, earthquake, cyclone or flood; (ii) war, revolution, civil commotion, general strike, act of enemies or terrorist, blockade or embargo, or (iii) fire, explosion or other casualty or accident not fully insured or (iv) other similar occurrences or acts beyond the reasonable control of a Party hereto, a Party hereto affected thereby is unable to perform, in any material respect, its obligations as provided under, and within the time required by, Article V and Article VI hereof, the time required for such performance shall be extended by the time period during which the Party is so affected but not to exceed one hundred eighty (180) days. Should any such occurrence take place, the affected party shall promptly provide the other party with notice of the details and time of such occurrence and shall thereafter use commercially reasonable efforts to remove, remedy, or resolve any effect related to such occurrence. Any such occurrence shall not affect any performance obligation of the affected party, including payment, not directly related to or affected by such occurrence. Inability to make any payment (such as insolvency) shall not constitute force majeure.

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Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SELLER: EL PASO CGP COMPANY, a Delaware corporation
By:	/s/ H. BRENT AUSTIN

Name:	H. Brent Austin
Title:	President and Chief Operating Officer

BUYER: TRANSMONTAIGNE PRODUCT SERVICES INC., a Delaware corporation
By:	/s/ WILLIAM S. DICKEY

Name:	William S. Dickey
Title:	President

Stock Purchase Agreement

Exhibit A
Definitions and Interpretations

1.1      Definitions. Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement shall have the following meanings:

“AAA” has the meaning set forth in Section 11.11(a) hereof.

“Access Events” has the meaning set forth in Section 6.2 hereof.

“Accountants” has the meaning set forth in Section 2.6(a) hereof.

“Accounts Receivable” has the meaning set forth in Section 5.4(b) hereof.

“Acquired Company(ies)” has the meaning set forth in the Recitals.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, actual losses, expenses, and fees, including court costs and attorneys’ fees and expenses, but excluding lost profits, diminution in value, punitive, exemplary, special or consequential damages.

“Affiliate” means, with respect to any specified Person, any other person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement” has the meaning set forth in the preface.

“Assumed Contracts” has the meaning set forth in Section 4.1(b)(vi) hereof.

“Audit Report” has the meaning set forth in Section 5.11(a) hereof.

“Businesses” means the businesses currently conducted by the Seller and its Affiliates involving the Florida Products Terminals and Marketing Assets and the Coastal Tug and Barge Assets but excluding any Excluded Assets.

“Balance Sheet Date” has the meaning set forth in Section 4.1(f).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized by law to close.

“Buyer” has the meaning set forth in the preface.

“Buyer Indemnitees” means, collectively, the Buyer and its Affiliates (including the Acquired Companies after the Closing) and their respective officers, directors, employees, agents and representatives.

“Buyer Plan” has the meaning set forth in Section 6.4(c) hereof.

Stock Purchase Agreement

“Cash Payment” has the meaning set forth in Section 2.2(a) hereof.

“CERCLA” has the meaning set forth in Section 4.1(k)(i) hereof.

“Cleaning Contract” has the meaning set forth in Section 5.9 hereof.

“Closing” has the meaning set forth in Section 2.3 hereof.

“Closing Date” has the meaning set forth in Section 2.3 hereof.

“Coastal Fuels” has the meaning as set forth in the Recitals hereof.

“Coastal Trademark License Agreement” has the meaning as set forth in Section 6.3(b) hereof.

“Coastal Tug and Barge Assets” means any and all assets currently owned or operated by the Seller and its Affiliates related to the tugs and barges operating out of Miami, Tampa, Port Manatee and Cape Canaveral, Florida.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Law.

“Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

“Company Plans” means all of all “employee benefit plans” (as defined in Section 3(3) of ERISA) and all payroll practices, deferred compensation plans, incentive compensation plans, severance plans, vacation and sick day plans, stock option plans, and all other employee benefit plans, programs, or arrangements with respect to which any of the Acquired Companies is a party or is a sponsor or a fiduciary thereof or by which any of the Acquired Companies is bound: (A) under which employees or former employees or their beneficiaries are entitled to participate by reason of employment with any of the Acquired Companies or their respective ERISA Affiliates, whether or not any of the foregoing is funded, whether insured or self-funded; or (B) with respect to which any of the Acquired Companies otherwise may have, as of the Closing Date, any direct or indirect Liability

“Confidentiality Agreement” means the Confidentiality Agreement between the Seller and the Buyer dated September 30, 2002.

“Current Employees” has the meaning set forth in Section 6.4(a) hereof.

“DOJ” has the meaning set forth in Section 3.1(b) hereof.

“Encumbrance” means any mortgage, pledge, lien, encumbrance, charge, other security interest or defect in title.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries,

Stock Purchase Agreement

medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (y) the presence or release of, or exposure to, any Hazardous Substances at any location; or (z) the failure to comply with any Environmental Law.

“Environmental Condition” means any condition at, on, under, within, or migrating to or from the Sites, in each case arising out of any Environmental Law.

“Environmental Law(s)” has the meaning set forth in Section 4.1(k) hereof.

“Equipment” means all equipment and systems, including (i) all chemicals systems, (ii) all lighting, and power systems, fire prevention and fire extinguishing systems, control systems, and heating, refrigerating, air conditioning, and ventilating systems, (iii) all tanks, meters, pumps, engines, compressors, pipes, fittings, valves, connections, regulators, and loading and unloading lines and arms, (iv) all telecommunication facilities and equipment and computer hardware, (v) all spare parts, tools, computers, warehouse stores, tank bottoms, and line fill, and (vi) all other tangible personal property, in each case (1) presently located on the Real Properties or (2) used or held for use by the Seller or its Affiliates in connection with the ownership and operation of the Subject Assets.

“ERISA” has the meaning set forth in Section 4.1(n)(ii) hereof.

“Escrow Agent” has the meaning set forth in Section 5.11(b) hereof.

“Escrow Agreement” has the meaning set forth in Section 5.11(b) hereof.

“Escrow Funds” has the meaning set forth in Section 2.2(b) hereof.

“Estimated Repair Costs” has the meaning set forth in Section 5.9 hereof.

“Excluded Assets” has the meaning set forth in Section 4.1(c) hereof.

“Facilities” has the meaning set forth in Section 4.1(b)(v) hereof.

“Financial Data” has the meaning set forth in Section 4.1(f) hereof.

“Florida Products Terminals and Marketing Assets” means any and all assets currently owned or operated by the Seller and its Affiliates related to the terminals in Cape Canaveral, Fisher Island, Jacksonville, Port Everglades, Port Manatee, and Tampa, Florida and certain designated marketing contracts held by Coastal Refining & Marketing, Inc. or its Affiliates.

“FTC” has the meaning set forth in Section 3.1(b) hereof.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means the United States and any state, county, city or other political subdivision, agency, court or instrumentality.

“Hazardous Substance” means any material defined as a “hazardous substance” or “hazardous waste” under any Environmental Law as interpreted and applied as of the date of examination.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements of 1976, as amended.

“Indemnified Party” has the meaning set forth in Section 8.4 hereof.

“Indemnifying Party” has the meaning set forth in Section 8.4 hereof.

Stock Purchase Agreement

“Indemnifying Party” has the meaning set forth in Section 8.4 hereof.

“Insurance Policies” means those material policies of insurance which the Seller or any of its Affiliates (including the Acquired Companies) maintained for the Acquired Companies with respect to the Subject Assets and their operations prior to Closing.

“Intercompany Advances” means any advances or loans made by the Seller or its Affiliates to one of the Acquired Companies that are outstanding as of a defined date.

“Intellectual Property” means any patent rights, inventions, shop rights, know how, trade secrets, designs, drawings, art work, plans, prints, manuals, models, design registrations, inventor’s certificates, technical information and data, copyrightable works, lists of materials, patterns, molds, records, diagrams, formulae, product design standards, tools, die, jigs, models, prototypes, product information literature, computer files, computer software, hard copy files, catalogs, specifications, confidentiality agreements, confidential information and other proprietary technology and similar information; all registered and unregistered trademarks, service marks, logos, trade names and all other trademark rights; all registered and unregistered copyrights; and all registrations for, and applications for registration of, any of the foregoing, that are directly or primarily used in the ownership or operation of the Subject Assets.

“Inventory” has the meaning set forth in Section 4.1(b)(viii) hereof.

“Inventory Balance” has the meaning as set forth in Section 2.6(d) hereof.

“Inventory Payment” has the meaning as set forth in Section 2.6(a) hereof.

“Inventory Statement” has the meaning set forth in Section 2.6(c) hereof.

“Inventory Value” has the meaning set forth in Section 2.6(c) hereof.

“Knowledge” means, in the case of the Seller or the Acquired Companies, the actual knowledge on the part of its officers or directors or current management employees at a level of terminal or similar facility supervisor or manager or higher after reasonable inquiry and, in the case of the Buyer, the actual knowledge of its officers or directors after reasonable inquiry.

“Laws” means any statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any applicable Governmental Authority.

“Material Adverse Effect” means any change or effect that, individually or in the aggregate with other changes or effects, has or is reasonably expected to have more than an insignificant effect on any of the Subject Assets or the operations with respect to the Subject Assets that would exceed $500,000.00 in value, provided that in determining whether a Material Adverse Effect has occurred, the following changes or effects shall not be considered: (i) the petroleum industry generally, (ii) United States or global economic conditions or financial markets in general, (iii) changes in Law, or any judgments, orders or decrees that apply generally to similarly situated persons, and (iv) any change in or effect on the Subject Assets which is cured (including by payment of money) before the earlier of the Closing and the termination of this Agreement pursuant to Section 10.1 hereof.

“Obligations” means duties, liabilities and obligations, whether vested, absolute or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory or otherwise.

Stock Purchase Agreement

“Ordinary Course of Business” means the ordinary course of business in all material respects consistent with the affected Party’s past custom and practice (including with respect to quantity and frequency), which shall include the following:

(a)       incurring any obligation or liability or make any expenditure in respect of the Subject Assets other than normal commercial operations and except for expenditures made in connection with any emergency or other force majeure event;

(b)      abandon or fail to maintain any right-of-way or Permit which is a part of the Subject Assets;

(c)       settle any pending proceeding or claim applicable to Seller’s interest in the Subject Assets, except for settlements that do not impose any obligation on the Subject Assets or the operation of the Subject Assets that extends beyond the Closing Date; and

(d)      commit to any of the foregoing.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Paid Repair Costs” has the meaning set forth in Section 5.9 hereof.

“Party(ies)” have the meanings set forth in the preface.

“Permits” has the meaning set forth in Section 4.1(l) hereof.

“Permitted Encumbrances” means, with respect to the Subject Assets, any of the following matters:

(a)     all agreements, leases, instruments, documents, liens, encumbrances, which are described in any Schedule or Exhibit to this Agreement;

(b)     any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses which were incurred incidental to the conduct of the Businesses or the operation, repair, construction, improvement or maintenance of the Subject Assets and (ii) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ or other similar liens, security interests or charges for liquidated amounts arising in the ordinary course of business incidental to the conduct of the Businesses or the operation, repair, construction, improvement or maintenance of the Subject Assets, securing amounts the payment of which is not delinquent and that will be paid in the ordinary course of business or, if delinquent, that are being contested in good faith with any action to foreclose or attach any of the Subject Assets on account thereof properly stayed; provided, that, the affected party shall be responsible for, and shall promptly pay when due, all amounts finally determined to be owed that are the subject of such contest;

(c)     any liens for Taxes not yet delinquent or, if delinquent, that are being contested by the Seller or its Affiliated in good faith in the ordinary course of business with any action to foreclose or attach any of the Subject Assets on account thereof properly stayed; provided, that, the affected party shall be

Stock Purchase Agreement

responsible for, and shall promptly pay when due, all amounts finally determined to be owed that are the subject of such contest;

(d)     any liens or security interests created by Law or reserved in leases, rights-of-way or other real property interests for rental or for compliance with the terms of such leases, rights-of-way or other real property interests, provided payment of the debt secured is not delinquent or, if delinquent, is being contested in good faith in the ordinary course of business with any Action to foreclose or attach any of the Subject Assets on account thereof properly stayed; provided, that, the affected party shall be responsible for, and shall promptly pay when due, all amounts finally determined to be owed that are the subject of such contest, other than amounts which are the obligation of the other party under this Agreement;

(e)     any titles or rights asserted by any Person to (i) tidelands, or lands comprising the shores or beds of navigable or perennial rivers and steams, lakes, bays or other bodies of water, (ii) lands beyond the line of the harbor or bulkhead lines as established or changed by any Governmental Authority, (iii) filled-in lands or artificial islands, (iv) statutory water rights, including riparian rights, and (v) the area extending from the line of mean low tide of any body of water to the line of vegetation, or the rights of access to that area or any easement along or across that area;

(f)     all prior reservations of minerals in and under or that may be produced from any of the lands constituting part of the Real Properties or on which any of the Subject Assets is located, other than mineral reservations that would be reasonably expected to interfere in a material respect with the operation of the Facilities as currently operated by Acquired Companies;

(g)     all Liens (other than liens for borrowed money), charges, leases, easements, restrictive covenants, encumbrances, contracts, agreements, instruments, obligations, discrepancies, conflicts, shortages in area or boundary lines, encroachments or protrusions, or overlapping of improvements, defects, irregularities and other matters affecting the Subject Assets which individually or in the aggregate are not such as to unreasonably and materially interfere with or prevent any material operations conducted on the Subject Assets by Acquired Companies in the manner operated on the date of this Agreement;

(h)     any defect that has been cured by the applicable statutes of limitations or statutes for prescription;

(i)     any defect affecting (or the termination or expiration of) any easement, right-of-way, leasehold interest, license or other real property interest which has been replaced by an easement, right-of-way, leasehold interest, license or other real property interest constituting part of the Subject Assets covering substantially the same rights to use the land or the portion thereof used by the Acquired Companies in connection with the Businesses;

(j)     the failure to locate on the ground a “blanket” or similar easement or right-of-way;

(k)     rights reserved to or vested in any Governmental Authority to control or regulate any of the Subject Assets or the business conducted on the Subject Assets and all Laws of such authorities, including any building or zoning ordinances and all Environmental Laws; and

(l)     any agreement, contract, lease, easement, instrument, lien, encumbrance, permit, amendment, extension or other matter entered into in accordance with or as contemplated by the terms of this Agreement.

“Person” means an individual or entity, including, without limitation, any Seller, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization, or governmental entity (or any department, agency or political subdivision thereof).

Stock Purchase Agreement

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date.

“Post-Closing Tax Return” means any Tax Return that is required to be filed by the Acquired Companies with respect to a Post-Closing Tax Period.

“Pre-Closing Tax Period” means any Tax periods or portions thereof ending on or before the Closing Date.

“Pre-Closing Tax Return” means any Tax Return that is required to be filed with respect to the Acquired Companies with respect to a Pre-Closing Tax Period.

“Prohibited Employees” has the meaning set forth in Section 6.4(b) hereof.

“Purchase Price” has the meaning set forth in Section 2.2 hereof.

“Real Property(ies)” has the meaning set forth in Section 4.1(b)(iv) hereof.

“Refund” has the meaning set forth in Section 9.12 hereof.

“Records” has the meaning set forth in Section 6.2 hereof.

“Repair Contract” has the meaning set forth in Section 5.9 hereof.

“Restriction” has the meaning set forth in Section 6.10 hereof.

“Rolling Stock and Vessels” means all vehicles, trucks, tractors, trailers, and vessels and barges all whether owned, leased or subject to a contract of purchase and sale, or lease commitment that are primarily used by the Acquired Companies in the operation of the Businesses.

“Securities Act” has the meaning set forth in Section 3.2(e)(ii) hereof.

“Section 338 Election” has the meaning set forth in Section 9.14 hereof.

“Seller” has the meaning set forth in the preface.

“Seller Indemnitees” means, collectively, the Seller and its Affiliates (excluding the Acquired Companies after the Closing) and their respective officers, directors, employees, agents, and representatives.

“Shares” has the meaning set forth in the Recitals.

“Sites” means the sites at which the Subject Assets are located.

“Straddle Period” means a Tax period or year commencing before and ending after the Closing Date.

“Straddle Return” means a Tax Return for a Straddle Period.

“Subject Assets” has the meaning set forth in Section 4.1(b) hereof.

“Subsidiary” means, with respect to any relevant Person, any other Person that is (directly or indirectly) controlled and more than 90%-owned (directly or indirectly) by the relevant Person.

“Superfund Sites” has the meaning set forth in Section 5.4(a) hereof.

Stock Purchase Agreement

“Tank 401” means the asphalt storage tank located at Port Manatee commonly referred to as “Tank 401”, as set forth in Section 4.1(b)(i) of the Disclosure Schedule.

“Tax(es)” means any federal, state, local, Indian or foreign taxes and assessments of any kind whatsoever, including any interest, or penalties imposed with respect to such amounts, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” has the meaning set forth in Section 10.1(b) hereof.

“Third Party Claim” has the meaning set forth in Section 8.4 hereof.

“Threshold Amount” has the meaning set forth in Section 8.2(b)(ii) hereof.

“Transition Services Agreement” has the meaning set forth in Section 6.8 hereof.

“WARN Act” means the Worker Adjustment Retraining Notification Act of 1988.

1.2      Interpretations. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a)       Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

(b)       If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(c)       A reference to a person, corporation, trust, estate, partnership, or other entity includes any of them.

(d)       The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(e)       All references in this Agreement to articles, sections or subdivisions thereof shall refer to the corresponding article, section or subdivision thereof of this Agreement unless specific reference is made to such articles, sections, or subdivisions of another document or instrument.

(f)       A reference to any agreement or document (including without limitation a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document.

(g)       No waiver by either Party of any default by the other Party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other Party from, performance of any other provision, condition or requirement herein, nor shall such waiver be deemed to be a waiver of, or in any manner a release of, the other Party from future performance of the same provision, condition or requirement. Any delay or omission of either Party to exercise any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter. The failure of either Party to perform its obligations hereunder shall not release the other Party from the performance of such obligations.

Stock Purchase Agreement

(h)       A reference to any party to this Agreement or another agreement or document includes the party’s successors and assigns.

(i)        A reference to legislation or to a provision of legislation includes a modification or reenactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(j)        A reference to a writing includes a facsimile transmission of it and any means of reproducing of its words in a tangible and permanently visible form.

(k)       The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

(l)        The word “including,” “include,” “includes” and all variations thereof shall mean “including, without limitation”.

(m)     The Exhibits identified in this Agreement are incorporated herein by reference and made a part of this Agreement.

(n)       The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(o)       The word “or” will have the inclusive meaning represented by the phrase “and/or”.

(p)       The phrase “and/or” when used in a conjunctive phrase, shall mean any one or more of the Persons specified in or the existence or occurrence of any one or more of the events, conditions or circumstances set forth in that phrase; provided, however, that when used to describe the obligation of one or more Persons to do any act, it shall mean that the obligation is the obligation of each of the Persons but that it may be satisfied by performance by any one or more of them.

(q)       “Shall” and “will” have equal force and effect.

(r)       Unless otherwise specified, all references to a specific time of day in this Agreement shall be based upon Central Standard Time or Central Daylight Savings Time, as applicable on the date in question in Harris County, Texas.

(s)       References to “$” or to “dollars” shall mean the lawful currency of the United States of America.

(t)        No action shall be required of the Parties except on a Business Day and in the event an action is required on a day which is not a Business Day, such action shall be required to be performed on the next succeeding day which is a Business Day. All references to “day” or “days” shall mean calendar days unless specified as a “Business Day.”

Stock Purchase Agreement